EXHIBIT 10.10

===============================================================================

                    AMENDED AND RESTATED OPTION AGREEMENT

                                BY AND AMONG

                         M.T. COMMUNICATIONS, INC.,

                 CENTRAL TENNESSEE BROADCASTING CORPORATION,

                            MICHAEL P. THOMPSON,

                                    AND

                     SULLIVAN BROADCASTING COMPANY, INC.
                               (as assignee of
                      ABRY Broadcast Partners II, L.P.
                                    and
                      Sullivan Broadcast Holdings, Inc.
                       (formerly, "A-3 Holdings, Inc.")

                        DATED AS OF FEBRUARY 22, 1996


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                              LIST OF EXHIBITS
                              ----------------

Exhibit A    -  Defined Terms
Exhibit B    -  Shares Held
Exhibit C    -  Opinions of Companies' and Thompson's Counsel
Exhibit D    -  Excluded Assets
Exhibit E    -  Copies of Financial Statements
Exhibit F    -  Form of Escrow Agreement
Exhibit G    -  Existing Indebtedness
Exhibit H    -  Sirrom Release


                              TABLE OF CONTENTS
                                                                      Page
                                                                      ----
ARTICLE I

  OPTION TO ACQUIRE THE OPTION ASSETS.............................      3
  1.1   Option Grant..............................................      3
  1.2   Method of Exercise........................................      4
  1.3   Exercise Period...........................................      4
  1.4   Withdrawal of Exercise....................................      4

ARTICLE II

  PURCHASE AND SALE OF OPTION ASSETS AND REORGANIZATION...........      4
  2.1   Option Asset Purchase: Reorganization.....................      4
        (a)  Option Asset Purchase................................      4
        (b)  Reorganization.......................................      5
  2.2   Option and Merger Consideration...........................      5
        (a)  Purchase Price for Option Assets.....................      5
        (b)  Merger Consideration.................................      6
  2.3   Closing Transactions......................................      6
        (a)  Closing..............................................      6
        (b)  Closing Transactions.................................      7
        (c)  Payment in Consideration for Loftus Termination......      8
  2.4   First Adjustment to Merger Consideration..................      9
        (a)  SBC's Report After Execution.........................      9
        (b)  Dispute by Thompson..................................      9
        (c)  Dispute Resolution...................................      9
        (d)  Adjustment of Merger Consideration...................     10
             (i)    If prior to Closing...........................     10
             (ii)   If after Closing..............................     10
             (iii)  Interest on Unpaid Amounts....................     11
  2.5   Second Adjustment to Merger Consideration.................     11
        (a)  Buyer's Report After Closing.........................     11
        (b)  Dispute by Thompson..................................     11
        (c)  Dispute Resolution...................................     11
        (d)  Adjustment of Merger Consideration...................     12
             (i)    Amount of Adjustment..........................     12
             (ii)   Source of Payment.............................     13
             (iii)  Interest on Unpaid Amounts....................     13
  2.6   Purchase of Studio Premises by Thompson...................     13
        (a)  Right to Require Purchase............................     13
        (b)  Purchase Price.......................................     13
        (c)  Satisfaction of Purchase Price and TBON Debt.........     14
        (d)  Lease of Studio Premises After Closing...............     14
        (e)  Further Actions......................................     14

ARTICLE III

  CONDITIONS AND DELIVERIES AT CLOSING............................     15
  3.1   Conditions to MTC's and CTBC's Obligations................     15
  3.2   Deliveries to Thompson....................................     16
  3.3   Deliveries to Buyer.......................................     16
  3.4   Deliveries to the Merger Company..........................     17

ARTICLE IV

  PRE-CLOSING COVENANTS...........................................     18
  4.1   Operation and Maintenance of the Business.................     18
  4.2   Negative Covenants........................................     20
  4.3   Information...............................................     22
  4.4   Consents Generally........................................     23
  4.5   Application for FCC Consent...............................     23
  4.6   Hart-Scott-Rodino.........................................     24
  4.7   Notice and Cooperation Generally..........................     24
  4.8   Real Estate Matters.......................................     26
  4.9   Excepted Transactions.....................................     27
        (a)  Excluded Assets......................................     27
        (b)  Disposition of ETBC, WTBC or JIC Stock and
              Certain Notes.......................................     27
        (c)  Merger of MTC and CTBC...............................     27
        (d)  Fourth Draw Proceeds.................................     28
        (f)  Deemed Amendment.....................................     28
  4.10  No Premature Assumption of Control........................     28

ARTICLE V

  REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES.........     28
  5.1   Organization and Corporate Power..........................     29
  5.2   Authorization of Transactions.............................     29
  5.3   Capitalization............................................     30
  5.4   Subsidiaries; Investments.................................     30
  5.5   Absence of Conflicts......................................     30
  5.6   Financial Statements......................................     31
  5.7   Undisclosed Liabilities...................................     32
        (a)  Generally............................................     32
        (b)  Since Adjustment Time................................     32
  5.8   Title to, Condition and Sufficiency of Assets.............     33
        (a)  Owned Properties.....................................     33
        (b)  Leased Properties....................................     33
        (c)  No Proceedings.......................................     34
        (d)  Current Use..........................................     34
        (e)  Condition and Operation of Improvements..............     34
        (f)  Ownership of Assets..................................     34
        (g)  Condition of the Assets..............................     34
  5.9   FCC Matters...............................................     35
  5.10  Taxes.....................................................     36
  5.11  Contracts and Commitments.................................     40
  5.12  Proprietary Rights........................................     42
  5.13  Litigation; Proceedings...................................     43
  5.14  Brokerage.................................................     43
  5.15  Governmental Licenses and Permits.........................     43
  5.16  Employees.................................................     43
  5.17  Employee Benefit Plans....................................     44
        (a)  Plans................................................     44
        (b)  Compliance...........................................     44
        (c)  Correct Copies.......................................     44
  5.18  Affiliate Transactions....................................     44
  5.19  Compliance with Laws......................................     45
  5.20  Environmental Matters.....................................     45
  5.21  Powers of Attorney........................................     46
  5.22  Disclosure................................................     46

ARTICLE VI

  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THOMPSON.........     47
  6.1   Authorization of Transactions.............................     47
  6.2   Conflicts.................................................     47
  6.3   Brokerage.................................................     48
  6.4   Foreign Person............................................     48
  6.5   Litigation................................................     48
  6.6   Shares....................................................     48
  6.7   Disclosure................................................     49

ARTICLE VII

REPRESENTATIONS AND WARRANTIES TO OPTION HOLDERS AN...............     49
  7.1   Authorization of Transactions.............................     49
  7.2   Conflicts.................................................     50
  7.3   Litigation................................................     50
  7.4   Brokerage.................................................     51
  7.5   Disclosure................................................     51

ARTICLE VIII

  INDEMNIFICATION AND RELATED MATTERS.............................     51
  8.1   Survival..................................................     51
  8.2   Indemnification...........................................     51
        (a)  By Thompson..........................................     51
        (b)  By Buyer and the Merger Company......................     53
        (c)  Interest.............................................     54
  8.3   Indemnification Procedures................................     54
        (a)  Notice of Claim......................................     54
        (b)  Assumption of Defense................................     55
        (c)  Limits of Assumption of Defense......................     55
        (d)  Special Provisions Relating to Tax Claims............     56
  8.4   Request for Payment; Dispute Resolution...................     57
        (a)  Initial Payment Request and Dispute..................     57
        (b)  Arbitration Generally................................     57
        (c)  Notice of Arbitration................................     58
        (d)  Selection of Arbitrator..............................     58
        (e)  Conduct of Arbitration...............................     58
        (f)  Enforcement..........................................     58
        (g)  Expenses.............................................     58
        (h)  Date Due.............................................     59
  8.5   Treatment of Indemnification Payments.....................     59

ARTICLE IX

  ADDITIONAL AGREEMENTS...........................................     59
  9.1   Transaction Structure.....................................     59
  9.2   Press Release and Announcement............................     60
  9.3   Further Transfers.........................................     60
  9.4   Specific Performance......................................     60
  9.5   Expenses..................................................     61
  9.6   Non-Competition, Non-Solicitation and Confidentiality.....     61
        (a)  Non-Competition......................................     61
        (b)  Confidentiality......................................     62
        (c)  Remedy for Breach....................................     63
  9.7   Tax Matters...............................................     63
        (a)  Responsibility Generally.............................     63
        (b)  Determination of Certain Taxes.......................     63
        (c)  Preparation of Returns...............................     63
        (d)  Cooperation..........................................     64
  9.8   Certain Employment Matters................................     64

ARTICLE X

  MISCELLANEOUS...................................................     65
  10.1  Amendment and Waiver......................................     65
  10.2  Notices...................................................     65
  10.3  Binding Agreement; Assignment.............................     66
  10.4  Severability..............................................     66
  10.5  No Strict Construction....................................     66
  10.6  Captions..................................................     67
  10.7  Entire Agreement..........................................     67
  10.8  Counterparts..............................................     67
  10.9  Governing Law.............................................     67
  10.10 Parties in Interest.......................................     67
  10.11 Generally Accepted Accounting Principles..................     68
  10.12 WAIVER OF JURY TRIAL......................................     68
  10.13 Other Definitional Provisions.............................     68
  10.14 Termination...............................................     69
  10.15 CONSENT TO JURISDICTION...................................     69

DEFINED TERMS.....................................................     72



                            TABLE OF AUTHORITIES

                                                         Page
                                                         ----

AAA RULES...........................................      57

ABRY................................................       1

ABRY Credit Agreement...............................       1

ABRY Credit Agreement Supplement....................       1

ABRY Loan Documents.................................      72

ABRY Loans..........................................       1

Act III Acquisition.................................      72

Act III Broadcasting, Inc...........................       5

Adjustment Amount...................................      72

Adjustment Time.....................................      72

Affiliated Group....................................      72

Arbitration Notice..................................      58

Assets..............................................      72

Broker..............................................       3

Buyer...............................................       4

Closing.............................................       6

Closing Date........................................       7

Closing Transactions................................       7

Communications Act..................................      72

Companies...........................................       2

Company FCC Authorizations..........................      73

Confidential Information............................      62

Consent.............................................      72

Contract............................................      73

CTBC................................................       1

Current Obligations.................................      73

Double-Run Program..................................      74

Environmental and Safety Requirements...............      74

Environmental Lien..................................      74

ERISA...............................................      44

Escrow Agent........................................      74

Escrow Agreement....................................      74

ETBC................................................       1

Excludable Contract.................................      75

Exercise Date.......................................       4

Exercise Notice.....................................       4

Expiration Time.....................................       4

FCC.................................................      75

FCC Approval Date...................................      75

FCC Authorization...................................      75

FCC Consents........................................      75

FCC Regulations.....................................      75

Film Obligations....................................      75

Final Approval Date.................................      75

Final Arbitration Award.............................      58

Final Order.........................................      75

Financial Statements................................      31

First Adjustment Amount.............................      76

First Adjustment Statement..........................       9

First Prohibited Debt Obligations...................      77

First Prohibited Film Obligations...................      77

First Prohibited Obligations........................      78

First Prohibited Other Obligations..................      78

First Prohibited Trade Obligations..................      78

GAAP................................................      79

Hart-Scott-Rodino Act...............................      79

Holdback Amount.....................................   6, 79

Holdback Amount.....................................      34

Improvements........................................      79

Indebtedness........................................      57

Indemnification Disputes............................      54

Indemnified Party...................................      54

Indemnifying Party..................................      79

Indemnity Fund......................................       1

Initial Option Agreement............................      79

Insider.............................................      80

Interest Rate.......................................       1

JIC.................................................      31

Latest Balance Sheet................................      33

Leased Real Property................................      33

Leases..............................................      80

Legal Requirements..................................      43

Licenses............................................      80

Lien................................................       8

Loftus..............................................       8

Loftus Agreement....................................      52

Loss................................................      80

Make-Good Obligations...............................      80

Market Cable System.................................      80

Material Adverse Effect.............................       5

Merger..............................................       5

Merger Company......................................       6

Merger Consideration................................       1

MTC.................................................      84

NOL.................................................      61

Non-Compete Period..................................       3

Option..............................................       4

Option Assets.......................................       4

Option Holder.......................................      80

Ordinary Course of Business.........................      33

Owned Real Properties...............................      81

Parties.............................................      57

Payment Request.....................................      81

Permitted Liens.....................................      81

Person..............................................      44

Plans...............................................      81

Post-Adjustment Tax Period..........................      81

Pre-Adjustment Tax Period...........................      81

Program Contract....................................      81

Proprietary Rights..................................       5

Purchase Price......................................      34

Real Properties.....................................      57

Requested Party.....................................       1

SBC.................................................       1

SBH.................................................       2

SBN.................................................      82

Second Adjustment Amount............................      11

Second Adjustment Statement.........................      82

Second Prohibited Debt Obligations..................      82

Second Prohibited Film Obligations..................      83

Second Prohibited Obligations.......................      83

Second Prohibited Other Obligations.................      10

Section 2.4 Auditor.................................      12

Section 2.5 Auditor.................................       1

Station.............................................      83

Straddle Period.....................................       2

Studio Acquisition..................................      14

Studio Acquisition Costs............................       2

Studio Deposit......................................       2

Studio Option.......................................       2

Studio Premises.....................................      83

Subsidiary..........................................      83

Supplemental ABRY Loan..............................      83

Tax.................................................      84

Tax Benefit.........................................      84

Tax Benefit Reduction...............................      84

Tax Code............................................      84

Tax Return..........................................      83

Taxable.............................................      83

Taxes...............................................      83

Taxing..............................................       2

TBON Borrowing......................................       2

TBON Deed of Trust..................................       2

TBON Documents......................................       2

TBON Loan Agreement.................................       2

TBON Note...........................................       2

TBON Security Agreement.............................       1

Thompson............................................      13

Thompson Purchase...................................      13

Thompson Purchase Price.............................       3

Time Brokerage Agreement............................      84

Time Sale Contracts.................................      26

Title Insurer.......................................      85

Tower Site..........................................      85

Trades..............................................      85

Trade-Out Payables..................................      73

Transaction Expenses................................      85

Treasury Regulations................................       1

WTBC................................................       1


                            AMENDED AND RESTATED
                              OPTION AGREEMENT

      THIS AMENDED AND RESTATED OPTION AGREEMENT is entered into as of February 22, 1996, by and among Sullivan Broadcasting Company, Inc., a Delaware corporation ("SBC") (as the assignee of each of ABRY Broadcast Partners II, L.P., a Delaware limited partnership ("ABRY"), and Sullivan Broadcast Holdings, Inc., a Delaware corporation formerly known as "A-3 Holdings, Inc." ("SBH")), M.T. Communications, Inc., a California corporation ("MTC"), Central Tennessee Broadcasting Corp., a Delaware corporation ("CTBC"), and Michael P. Thompson ("Thompson"). Other capitalized terms used and not otherwise defined in this Agreement are defined in the attached Exhibit A. As provided in Section 4.9(c), certain references in this Agreement to MTC may be deemed at certain times to be references to CTBC.

      ABRY, SBH, MTC, CTBC and Thompson were parties to an Option Agreement among them dated as of June 30, 1995 (as heretofore amended, the "Initial Option Agreement"). ABRY has assigned its rights under the Initial Option Agreement to SBC. CTBC is the owner and operator of broadcast television station WXMT-TV, Nashville, Tennessee (the "Station"). ABRY and SBH assigned their respective rights under the Initial Option Agreement to SBC, which is an affiliate of each of ABRY and SBH, effective as of February 21, 1996.

      ABRY, MTC and CTBC are parties to the Senior Credit Agreement dated as of June 30, 1995 (as heretofore amended, and as amended as of the date of this Agreement, "ABRY Credit Agreement") pursuant to which ABRY has made loans to CTBC in the aggregate principal amount of $15,865,606 (as it may be increased or reduced from time to time, the "ABRY Loans"). On the date of this Agreement, ABRY and CTBC are entering into Supplement No. 2 to such Senior Credit Agreement (the "ABRY Credit Agreement Supplement").

      Thompson is the holder of record of all of the issued and outstanding shares of capital stock of MTC, and MTC is the holder of record of all of the issued and outstanding shares of capital stock of CTBC, each as described on the attached Exhibit B.

      In addition to CTBC, MTC owns capital stock of three other corporations:
East Tennessee Broadcasting Corporation, a Tennessee corporation ("ETBC"), West Tennessee Broadcasting Corporation, a Tennessee corporation ("WTBC"), and Jackson Investment Corporation, a Tennessee corporation ("JIC").
Collectively, MTC, CTBC, ETBC, WTBC and JIC are referred to as the "Companies."

      As a material inducement to ABRY to enter into the ABRY Credit Agreement, Thompson and MTC (who, as the stockholders of MTC and CTBC, respectively, derived material benefit from the making of the ABRY Loans) granted to ABRY the option to acquire certain assets of CTBC, and agreed to cause MTC to merge with and into SBH or a subsidiary of SBH, upon the terms and conditions set forth in the Initial Option Agreement.

      In January, 1996, CTBC acquired the premises which comprise its present studio site (the "Studio Premises") by exercising the option (the "Studio Option") described in Section 4.10(b) of the Initial Option Agreement on the terms described in such Section 4.10(b) (such acquisition being the "Studio Acquisition"). In that regard, Thompson, on behalf of CTBC, made a deposit in the amount of $88,836 (the "Studio Deposit") as required by the terms of the Studio Option.

      CTBC financed the Studio Acquisition by borrowing $340,000 from The Bank of Nashville (such borrowing being the "TBON Borrowing") pursuant to the terms of a Term Loan Agreement executed and delivered by CTBC as of January 9, 1996 between CTBC and The Bank of Nashville (as amended or modified from time to time in accordance with the terms of Supplement No. 1 to the ABRY Credit Agreement, the "TBON Loan Agreement"). Such loan is evidenced by a promissory note of CTBC (as amended or modified from time to time in accordance with the terms of Supplement No. 1 to the ABRY Credit Agreement, the "TBON Note") and is secured by a Term Loan Deed of Trust executed and delivered by CTBC to T. Wayne Hood, Trustee, which was recorded on or about January 9, 1996 in the Register's Office of Davidson County, Tennessee (as amended or modified from time to time in accordance with the terms of Supplement No. 1 to the ABRY Credit Agreement, the "TBON Deed of Trust"). Such loan is further secured by the grant of a security interest pursuant to a Security Agreement executed and delivered by CTBC as of January 9, 1996 (as amended or modified from time to time in accordance with the terms of Supplement No. 1 to the ABRY Credit Agreement, the "TBON Security Agreement" and, together with the TBON Loan Agreement, the TBON Note, the TBON Deed of Trust and all other documents and instruments executed in connection with any of the foregoing, as in effect from time to time, the "TBON Documents").

      On the date of this Agreement, CTBC will enter into, and SBC will cause its wholly-owned subsidiary, Sullivan Broadcasting of Nashville, Inc., a Tennessee corporation ("SBN"), to enter into, a Time Brokerage Agreement (as in effect from time to time, the "Time Brokerage Agreement") pursuant to which the Broker referred to therein (the "Broker") will be entitled to provide programming for, and sell advertising on, the Station, subject to the control of CTBC as described therein. In connection with the execution of the Time Brokerage Agreement, SBC, MTC, CTBC and Thompson have agreed to amend and restate in its entirety the provisions of the Initial Option Agreement as set forth in this Agreement.

      Thompson, MTC and CTBC are entering into this Agreement with the understanding and on the condition that, on the date of this Agreement, SBC, in its capacity as the Option Holder, is assigning the Option (as in effect pursuant to this Agreement) to a Person who will exercise the Option and who will be prepared to file the application(s) described in Section 4.5 of this Agreement on the date of this Agreement or on the next business day thereafter. SBC is entering into this Agreement and causing SBN to enter into the Time Brokerage Agreement with the understanding and on the condition that, on the date of this Agreement, Thompson is paying to CTBC cash in the amount of $243,000. Of such $243,000: (a) $70,537 is being paid by Thompson in reimbursement of payments made by CTBC since June 30, 1995 to TBON of principal and interest in respect of borrowings by Thompson from TBON, and (b) $172,473 is being paid as a loan by Thompson to CTBC (such loan being the "New Thompson Loan"). Thompson acknowledges and agrees that the New Thompson Loan will not bear interest, will be repayable solely out of the proceeds to CTBC of certain collections as described in Section 4.9(e) and without other recourse to CTBC, and to the extent not then repaid will be forgiven in full immediately prior to the Closing.

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SBC, MTC, CTBC and Thompson hereby agree that the Initial Option Agreement is amended and restated in its entirety as follows:


                                  ARTICLE I

                     OPTION TO ACQUIRE THE OPTION ASSETS
                     -----------------------------------

      1.1 Option Grant. CTBC reaffirms the grant to SBC (as the assignee of ABRY) of the option (the "Option") to acquire from CTBC all of CTBC's right, title and interest in, to and under the Company FCC Authorizations, the Tower Site and the tower and all improvements, fixtures, equipment and other assets located thereon or thereat, all rights of CTBC as lessor under all leases relating to the tower located on the Tower Site, all transmitting equipment (including all microwave transmitters and antennas) relating to the Station, and all records relating FCC compliance matters, in each case to the extent in existence at the time of Closing and to the extent owned or leased by CTBC (the "Option Assets"), subject to the terms and conditions set forth in this Agreement. The Person which holds the Option at any time is referred to as the "Option Holder." The Option Holder which consummates the purchase and sale of the Option Assets is referred to as "Buyer." The term "Option Holder" will include Buyer.

      1.2 Method of Exercise. In Order to exercise the Option, the Option Holder must deliver to CTBC written notice (an "Exercise Notice") of the Option Holder's intention to do so. The date upon which any Exercise Notice is given is the "Exercise Date" with respect to such exercise of the Option. Whether or not any Option Holder exercises the Option, no Option Holder will be obligated to consummate the Closing Transactions.

      1.3 Exercise Period. The Option may be exercised by delivery of an Exercise Notice as described in Section 1.2 at any prior to the Expiration Time. The Option will expire if it is not exercised by delivery of an Exercise Notice as described in Section 1.2 prior to 5:00 P.M., Nashville, Tennessee time, on June 30, 1998 (the "Expiration Time").

      1.4   Withdrawal of Exercise.  Subject to the final sentence of this
Section 1.4, an Option Holder may withdraw any exercise of the Option pursuant to Section 1.2 by delivering written notice to that effect to Thompson at any time prior to the Closing, and any Option Holder may subsequently exercise the Option after any such withdrawal at any time prior to the Expiration Time.
Any such subsequent exercise will be subject to the same withdrawal right, on the terms set forth in this Section 1.4. The withdrawing Option Holder will reimburse Thompson, MTC and CTBC for all reasonable out-of-pocket expenses incurred by them prior to any such withdrawal in preparation for the aborted purchase and sale of the Option Assets in connection with any withdrawn exercise of the Option.


                                 ARTICLE II

            PURCHASE AND SALE OF OPTION ASSETS AND REORGANIZATION
            -----------------------------------------------------

      2.1   Option Asset Purchase: Reorganization.

      (a) Option Asset Purchase. On and subject to the terms and conditions set forth in this Agreement, on the Closing Date, Buyer will purchase from CTBC, and CTBC will sell and transfer to Buyer, the Option Assets, free and clear of all Liens and proxies (other than restrictions on transfer arising under the Communications Act or the FCC Regulations or except as described herein). Buyer may order that some or all of the Option Assets be delivered to one or more Persons other than Buyer upon the payment of the amounts described in Section 2.3(b)(ii) and the other deliveries of Buyer described in
Section 2.3(b); provided that Buyer will not be entitled to direct that Option Assets be delivered to any Person which controlled SBC (which was then known as "Act III Broadcasting, Inc.") immediately prior to the consummation of the Act III Acquisition. CTBC will retain the amounts received by CTBC pursuant to Section 2.2(a) in connection with such purchase and sale until the Merger has been consummated.

      (b) Reorganization. Immediately after the purchase and sale of the Option Assets, Thompson, MTC and SBC will take (and SBC will cause the Merger Company to take) all actions which are necessary in order to effect the merger (the "Merger") of MTC with and into SBC or a subsidiary of SBC which SBC may designate from time to time prior to the Closing (in either case, the "Merger Company") by written notice to Thompson. At any time when SBC has not designated such a subsidiary to be the Merger Company, SBC will be Merger Company. The Merger Company will be the surviving corporation after the Merger. As a result of the Merger, all of the issued and outstanding capital stock of the Merger Company will continue to be outstanding and will constitute the issued and outstanding capital stock of the surviving corporation, and all of the issued and outstanding capital stock of MTC will be cancelled and Thompson will be entitled to receive the Merger Consideration described below. The certificate of incorporation and bylaws of the Merger Company, as in effect immediately prior to the Merger, will be the certificate of incorporation and bylaws of the surviving corporation, and the officers and directors of the Merger Company immediately prior to the Merger will be the officers and directors of the surviving corporation. The Merger is intended to qualify as a reorganization under Section 368(a) of the Tax Code. The purchase and sale of the Option Assets will not be effective unless the Merger is consummated immediately after the consummation of such purchase and sale.

      2.2   Option and Merger Consideration.

      (a) Purchase Price for Option Assets. The aggregate consideration payable by Buyer for the Option Assets (the "Purchase Price") will consist of an amount equal to the outstanding principal amount of the Supplemental ABRY Loan, and all unpaid accrued interest thereon, at the time of the Closing. The Purchase Price will be payable as provided in Section 2.3(b).

      (b)   Merger Consideration.

            (i) The aggregate consideration payable by reason of the Merger to Thompson, as the holder of all of the issued and outstanding capital stock of MTC immediately prior to the Merger (the "Merger Consideration"), will be $13,000,000, adjusted as follows: (A) decreased by the amount of the First Adjustment Amount, as determined in accordance with Section 2.4, (B) further decreased by the amount of the Second Adjustment Amount, as determined in accordance with Section 2.5, and (C) if the Fourth Draw (as that term is defined in the ABRY Credit Agreement Supplement, the "Fourth Draw") is made, then further decreased by the outstanding principal amount of the Fourth Draw (determined in accordance with the ABRY Credit Agreement Supplement) and the amount of all unpaid interest accrued thereon as of the Closing Date.

            (ii) Of the Merger Consideration, $200,000 will be payable in cash, by wire or accounts transfer of immediately available funds to the account(s) designated by Thompson, upon the initial filing by the Option Holder and (as may be required by the Communications Act or the FCC Regulations) MTC, CTBC and/or Thompson of the applications to the FCC described in Section 4.5. Such $200,000 payment will not be subject to refund by Thompson if the Closing does not occur (so long as neither Thompson nor any Company has breached its obligation, if any, to consummate the Closing if the conditions set forth in Section 3.1 have been satisfied or waived). The remainder of the Merger Consideration will be payable as described in Section 2.3(b)(iv). The Purchase Price and the Merger Consideration will be subject to adjustment as provided in this Agreement.

      2.3   Closing Transactions.

      (a) Closing. The closing of the purchase and sale of the Option Assets and the consummation of the Merger pursuant to this Agreement (collectively, the "Closing") will occur at a place designated by the Merger Company by written notice to Thompson and Buyer not less than 10 business days in advance of the Closing, at 10:00 a.m. on a date to be so designated by Buyer, or on such other date or at such other place or time as may be mutually acceptable to the Merger Company, Buyer and Thompson. The date specified by Buyer for the Closing will not be later than the 60th day after the Final Approval Date. Notwithstanding the foregoing but subject to Section 10.14, if on any date for the Closing described in the preceding sentences or specified pursuant to this sentence any condition of CTBC or MTC specified in Section
3.1 has not been satisfied (and will not be satisfied by the execution and delivery of documents at the Closing) or waived by Thompson, then the date for the Closing will be extended to any date specified by the Merger Company to Thompson and Buyer with not less than 3 business days' prior notice (subject to CTBC's and MTC's conditions to the Closing being satisfied or waived on such specified date). The date upon which the Closing occurs is referred to as the "Closing Date."

      (b) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties will consummate the following transactions (the "Closing Transactions") at the Closing:

            (i) CTBC will deliver to Buyer (and/or another Person designated by Buyer as described in Section 2.1(a)) such bills of sale, deeds and assignment documents which are necessary in order to transfer to Buyer (and/or such other Person) all of CTBC's right, title and interest in, to and under the Option Assets;

            (ii) Buyer will deliver to CTBC (by wire or accounts transfer of immediately available funds to an account designated by CTBC) the amount described in Section 2.2(a);

            (iii) MTC and the Merger Company will effect the Merger by the filing of articles of merger with the respective offices of the secretaries of state of the state(s) of incorporation of the Merger Company and MTC, whereupon Thompson will deliver to the Merger Company (or to another Person designated by the Merger Company) all certificates representing shares of the issued and outstanding capital stock of MTC immediately prior to the Merger, duly endorsed for transfer with all requisite state and federal transfer stamps (if any) affixed thereto and accompanied by duly executed stock powers, together with all certificates representing issued and outstanding shares of capital stock of CTBC and, if not previously disposed of pursuant to Section 4.9(b), ETBC, WTBC and JIC;

            (iv)   the Merger Company will

                  (A) deliver to the Escrow Agent (by wire or accounts transfer of immediately available funds) an amount equal to the Holdback Amount, for deposit in the Indemnity Fund, and

                  (B) deliver to Thompson (by wire or accounts transfer of immediately available funds to an account designated by Thompson) $13,000,000, reduced by: (1) the Holdback Amount, (2) the First Adjustment Amount, if the First Adjustment Amount is finally determined pursuant to Section 2.4 prior to the Closing, and (3) the outstanding principal amount of the Fourth Draw (determined in accordance with the ABRY Credit Agreement Supplement) and the amount of all unpaid interest accrued thereon as of the Closing Date, if the Fourth Draw has been made;

            (v)   there will be delivered to Thompson, MTC, CTBC and Buyer, as
      applicable, the opinions, certificates and other   documents and
      instruments required to be delivered to such Persons under Article III;
      and

            (vi) Thompson will deliver to the Merger Company all corporate books and records of any Company in Thompson's possession.

Upon the consummation of the Closing Transactions, except as the Merger Company may otherwise agree in writing after the date of this Agreement, each Company and the Merger Company will be released in full from all liabilities and obligations which have or may become owing at any time under or in respect of any arrangement among Thompson and the Companies in Thompson's capacity as an employee, officer, director or agent of any Company and all such arrangements will be terminated. Upon such consummation, Thompson will execute and deliver to the Merger Company and/or the Companies such evidence of such release and termination as the Merger Company may reasonably request.

      (c) Payment in Consideration for Loftus Termination. In addition to the Closing Transactions described in Section 2.3(b), at the Closing and concurrently with the consummation of the Closing Transactions, the Merger Company will (or will cause MTC or CTBC to) pay to Daniel R. Loftus ("Loftus") the sum of $700,000, in full satisfaction of all obligations of the Merger Company or any Company which has or may become owing at any time pursuant to the Employment Agreement dated December 31, 1993 among CTBC, MTC, Thompson and Loftus (the "Loftus Agreement"), whereupon the Loftus Agreement and all other agreements and arrangements between Loftus and any Company will be terminated and will be of no further force or effect. Such amount will be paid by wire or accounts transfer of immediately available funds to an account specified by Loftus. Loftus agrees that, upon such payment (so long as the Broker has provided CTBC with the funds required by CTBC to pay the compensation owing to Loftus under the Loftus Agreement, to the extent that the Broker is required by the terms of the Time Brokerage Agreement to provide such funds), the Merger Company and each Company will be released in full from all liabilities and obligations which have or may become owing at any time to Loftus under or in respect of the Loftus Agreement or otherwise. Upon such payment, Loftus will execute and deliver to the Merger Company and/or the Companies such evidence of the termination of the Loftus Agreement and such release as the Merger Company may reasonably request. The Parties agree that Loftus is an express third-party beneficiary of this Section 2.3(c).

      2.4   First Adjustment to Merger Consideration.

      (a) SBC's Report After Execution. As promptly as practicable (and, in any event, within 90 days) after the date of this Agreement, SBC's accountants will prepare and deliver to Thompson a statement (the "First Adjustment Statement") setting forth such accountants' determination of the First Adjustment Amount. MTC and CTBC will cause to be given to Thompson and one firm of accountants designated by Thompson access to such books and records of the Companies as are reasonably requested by Thompson in order to enable Thompson to verify such calculation of the First Adjustment Amount; provided that Thompson acknowledges and agrees that all such information will constitute Confidential Information and, as such, will be subject to the provisions of Section 9.6 (it being understood that Thompson may use such information for purposes of determining, disputing or resolving any dispute regarding the First Adjustment Amount), and Thompson will be responsible for any unauthorized use or disclosure of any such information by any such accountants or any Person to whom Thompson discloses any such information.

      (b) Dispute by Thompson. If Thompson disagrees with the determination of the First Adjustment Amount set forth on the First Adjustment Statement, then Thompson will notify SBC of such disagreement in writing within 45 after delivery of the First Adjustment Statement (such notice setting forth the basis for such disagreement in reasonable detail), and Thompson and SBC will thereafter negotiate in good faith to resolve any such disagreement. Any resolution as to the amount of the First Adjustment Amount agreed to in writing by SBC and Thompson will be final and binding upon the Parties. If Thompson does not so dispute the amount of the First Adjustment Amount set forth in the First Adjustment Statement, then such undisputed amount will become final and binding on the Parties on the 45th day after delivery of the First Adjustment Statement.

      (c) Dispute Resolution. If Thompson and SBC are unable to resolve any such disagreement within thirty (30) days after delivery of such written notice of disagreement, then Thompson may retain an independent accounting firm which is approved by SBC (the "Section 2.4 Auditor") solely to resolve such disagreement. SBC will not unreasonably withhold such approval as to any "big-six" firm which is not the accounting firm described in Section 2.4(a) and which does not then serve as the independent auditor of any affiliate of Thompson. SBC and Thompson will use reasonable efforts to cause the Section
2.4 Auditor to resolve the matter as soon as practicable. The resolution of such disagreement by the Section 2.4 Auditor will be final and binding on the Parties.

      (d)   Adjustment of Merger Consideration.

            (i) If prior to Closing. If the First Adjustment Amount is finally determined in accordance with Sections 2.4(a) through 2.4(c) prior to the Closing, then the adjustment of the Merger Consideration by the First Adjustment Amount will be effected by means of the reduction described in Section 2.3(b)(iv)(B).

            (ii) If after Closing. If the First Adjustment Amount is finally determined in accordance with Sections 2.4(a) through 2.4(c) after the Closing, then

                  (A) Thompson will pay the Merger Company an amount equal to the First Adjustment Amount,

                  (B)   any amount which becomes payable pursuant to this
            Section 2.4(d)(ii) will constitute an adjustment of the Merger Consideration and will be due and payable on the date when the amount of the First Adjustment Amount is finally determined in accordance with Sections 2.4(a) through 2.4(c),

                  (C) to the extent available from the funds then held in the Indemnity Fund, the Merger Company may seek payment from the Indemnity Fund of all or any portion of the First Adjustment Amount, and

                  (D) to the extent available from the funds then held in the Indemnity Fund, the Merger Company will seek payment of the First Adjustment Amount from the Indemnity Fund prior to seeking payment of such amount from Thompson (provided that the aggregate amount which the Merger Company is required by this Section 2.4(d)(ii)(D) and Section 2.5(d)(i)(D) to seek from the Indemnity Fund prior to seeking payment from Thompson will be $500,000).

            (iii) Interest on Unpaid Amounts. Any amount payable by Thompson pursuant to Section 2.4(d)(ii) (other than to the extent that funds are available from the Indemnity Fund to pay such amount) will bear interest at the Interest Rate from the date upon which such amount becomes due and payable as specified in Section 2.4(d)(ii) through and including the date upon which such amount and all such interest are paid in full.

      2.5   Second Adjustment to Merger Consideration.

      (a) Buyer's Report After Closing. As promptly as practicable (and, in any event, within 90 days) after the Closing, the Merger Company's accountants will prepare and deliver to Thompson a statement (the "Second Adjustment Statement") setting forth such accountants' determination of the Second Adjustment Amount. Thompson and one firm of accountants designated by Thompson will have access to such books and records of the Merger Company and the Companies as are reasonably requested by Thompson in order to enable Thompson to verify such calculation of the Second Adjustment Amount; provided that Thompson acknowledges and agrees that all such information will constitute Confidential Information and, as such, will be subject to the provisions of Section 9.6 (it being understood that Thompson may use such information for purposes of determining, disputing or resolving any dispute regarding the Second Adjustment Amount), and Thompson will be responsible for any unauthorized use or disclosure of any such information by any such accountants or any Person to whom Thompson discloses any such information.

      (b) Dispute by Thompson. If Thompson disagrees with the determination of the Second Adjustment Amount set forth on the Second Adjustment Statement, then Thompson will notify the Merger Company of such disagreement in writing within 45 days after delivery of the Second Adjustment Statement (such notice setting forth the basis for such disagreement in reasonable detail), and Thompson and the Merger Company will thereafter negotiate in good faith to resolve any such disagreement. Any resolution as to the amount of the Second Adjustment Amount agreed to in writing by the Merger Company and Thompson will be final and binding upon the Merger Company and Thompson. If Thompson does not so dispute the amount of the Second Adjustment Amount set forth in the Second Adjustment Statement, then such undisputed amount will become final and binding on Thompson and the Merger Company on the 45th day after delivery of the Second Adjustment Statement.

      (c) Dispute Resolution. If Thompson and the Merger Company are unable to resolve any such disagreement within thirty (30) days after delivery of such written notice of disagreement, then Thompson may retain an independent accounting firm which is approved by the Merger Company (the "Section 2.5 Auditor") solely to resolve such disagreement. The Merger Company will not unreasonably withhold such approval as to any "big-six" firm which is not the accounting firm described in Section 2.5(a) and which does not then serve as the independent auditor of any affiliate of Thompson. The Merger Company, CTBC, and Thompson will use reasonable efforts to cause the Section 2.5 Auditor to resolve the matter as soon as practicable. The resolution of such disagreement by the Section 2.5 Auditor will be final and binding on Thompson and the Merger Company.

      (d)   Adjustment of Merger Consideration.

            (i) Amount of Adjustment. If the amount of the Second Adjustment Amount finally determined in accordance with Sections 2.5(a) through 2.5(c) is greater than $0, then

                  (A) Thompson will pay the Merger Company an amount equal to the Second Adjustment Amount,

                  (B)   any amount which becomes payable pursuant to this
            Section 2.5(d)(i) will constitute an adjustment of the Merger Consideration and will be due and payable on the date when the amount of the Second Adjustment Amount is finally determined in accordance with Sections 2.5(a) through 2.5(c),

                  (C) to the extent available from the funds then held in the Indemnity Fund, the Merger Company may seek payment from the Indemnity Fund of all or any portion of the Second Adjustment Amount, and

                  (D) to the extent available from the funds then held in the Indemnity Fund, the Merger Company will seek payment of the Second Adjustment Amount from the Indemnity Fund prior to seeking payment of such amount from Thompson (provided that (i) if the First Adjustment Amount is finally determined in accordance with
            Section 2.4 prior to the Closing, then the aggregate amount which the Merger Company is required by this Section 2.5(d)(i)(D) to seek from the Indemnity Fund prior to seeking payment from Thompson will be $500,000 reduced by the First Adjustment Amount, and (ii) if the First Adjustment Amount is not finally determined in accordance with Section 2.4 prior to the Closing, then the aggregate amount which the Merger Company is required by this
            Section 2.5(d)(i)(D) and Section 2.4(d)(ii)(D) to seek from the Indemnity Fund prior to seeking payment from Thompson will be $500,000)).


            (ii) Source of Payment. To the extent available from the funds deposited in the Indemnity Fund, the Merger Company may seek payment from the Indemnity Fund of all or any portion of any amount payable to the Merger Company by Thompson pursuant to Section 2.5(e)(i).

            (iii) Interest on Unpaid Amounts. Any amount payable by Thompson pursuant to Section 2.5(d)(i) (other than to the extent that funds are available from the Indemnity Fund to pay such amount) will bear interest at the Interest Rate from the date upon which such amount becomes due and payable as specified in Section 2.5(d)(i) through and including the date upon which such amount and all such interest are paid in full.

      2.6   Purchase of Studio Premises by Thompson.

      (a)   Right to Require Purchase.  Notwithstanding the remainder of this
Article 2, the Merger Company will sell to Thompson, and Thompson will purchase from the Merger Company, and Thompson will purchase from the Merger Company, immediately after (but on the day of) the Merger, all right, title and interest of the Merger Company (as the survivor of the Merger) in, to and under the Studio Premises, as the same exist at the time of the Merger. Such purchase and sale will be made by delivery of a quit-claim or similar deed or transfer document and without representation or warranty by CTBC or the Merger Company, whether express or implied (other than as to the absence any Lien thereon which was not a Lien thereon prior to the Merger or a Lien created solely by the Broker). Thompson will be responsible for, and will hold the Merger Company harmless in respect of, all fees and expenses (including legal fees and recording and other taxes and fees, including income taxes) incurred by Thompson or the Merger Company in connection with such purchase and sale. In connection with such purchase and sale, Thompson will assume all liabilities of the Merger Company under the TBON Documents, and the Studio Premises (as purchased by Thompson) will be subject to all Liens arising or granted under the TBON Documents. Such purchase, sale and assumption are referred to as the "Thompson Purchase."

      (b) Purchase Price. The purchase price payable by Thompson in connection with the Thompson Purchase (the "Thompson Purchase Price") will equal $425,000, increased by the aggregate amount of all out-of-pocket costs and expenses incurred by CTBC in connection with the Studio Acquisition and the TBON Borrowing (the "Studio Acquisition Costs"), and reduced by the amount, if any, of the Studio Deposit made by Thompson and not reimbursed by CTBC on or prior to the Closing Date, and further reduced by the unpaid principal amount of the TBON Note on the Closing Date (without giving effect to any payment described in Section 2.6(c).

      (c) Satisfaction of Purchase Price and TBON Debt. The Merger Company may require, as a condition to the Closing, that the Thompson Purchase Price and CTBC's full obligations under the TBON Documents be satisfied in full out of the cash portion of the Merger Consideration which is otherwise payable to Thompson at the time of the Closing or, if such cash portion of the Merger Consideration is insufficient for such purpose, then by Thompson, out of other funds. The Merger Company may require that, as evidence of the satisfaction of such condition, Thompson deliver to the Merger Company evidence of the release of all Liens and all obligations of the Merger Company under the TBON Documents.

      (d) Lease of Studio Premises After Closing. If the Merger Company so requests, Thompson will permit the Merger Company (or an affiliate thereof which the Merger Company may designate), as lessee(s), to continue to occupy or use those portions of the Studio Premises which are occupied or used by the Broker during the month prior to the Closing, for use by such lessee(s) in connection with the conduct of the business of the Station after the Closing Date; provided that such continued occupancy and use will not continue beyond the first anniversary of the Closing Date and will be terminable at the lessee's/lessees' option on not less than 30 days' prior written notice to Thompson. Such lessee(s) will pay in the aggregate, as rent,

            (i) an amount which is sufficient to reimburse Thompson for his out-of-pocket costs for real estate taxes, casualty insurance and operating expenses in connection with the maintenance of the Studio Premises, to the extent incurred by Thompson during the term of such occupancy (with such amounts to be prorated between the term of such occupancy and all other periods based on the length of the term of such occupancy and the entire period to which such costs relate), and

            (ii) an amount (but not to exceed $6,000 per month) equal to principal and interest payments in respect of indebtedness of Thompson relating to the Studio Premises.

      (e) Further Actions. Each of the Merger Company and Thompson will take all actions reasonably requested by the other to give effect to or evidence the Thompson Purchase and the other transactions and arrangements contemplated by this Section 2.6, including entering into a written lease agreement reflecting the terms described in Section 2.6(d) and customary estoppels, non-disturbance agreements and consents (including consents to Liens) relating thereto.


                                 ARTICLE III

                    CONDITIONS AND DELIVERIES AT CLOSING
                    ------------------------------------

      3.1 Conditions to MTC's and CTBC's Obligations. The respective obligations of CTBC and MTC to consummate the purchase and sale of the Option Assets and the Merger are subject to the satisfaction of the following conditions as of the Closing Date:

      (a) The representations and warranties of Buyer and the Merger Company set forth in this Agreement will be true and correct in all material respects at and as of the time of the Closing as though then made;

      (b)   The FCC Approval Date will have occurred;

      (c) The requisite waiting period, if any, under the Hart-Scott-Rodino Act will have expired or been terminated;

      (d) No action or proceeding before any Governmental Entity will be pending wherein an unfavorable judgment, decree, injunction or order is reasonably expected to be obtained and would prevent the consummation of the Closing Transactions or declare unlawful the Closing Transactions or cause them to be rescinded; and

      (e) Buyer, the Merger Company and First National Bank of Chicago or another institution which is reasonably acceptable to Thompson will have executed and delivered the Escrow Agreement, and the Escrow Agreement will be in full force and effect (assuming its due execution and delivery by Thompson).

All proceedings to be taken by Buyer and the Merger Company in connection with the consummation of the Closing Transactions and the other transactions contemplated by this Agreement and all certificates, instruments and other documents required to be delivered by Buyer and the Merger Company to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to Thompson. Any condition set forth in this Section 3.1 may be waived in writing by Thompson, and any such waiver will be effective as against MTC and CTBC.

None of MTC, CTBC nor Thompson may rely on the failure of any condition precedent set forth in this Section 3.1 to be satisfied if such failure was caused by MTC's, CTBC's or Thompson's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

      3.2   Deliveries to Thompson.  In addition to the items described in
Section 2.3(b) to be delivered to Thompson and CTBC, at the Closing, Buyer and/or the Merger Company will deliver to Thompson all of the following:

      (a) Copies of all Consents (if any) which Buyer or the Merger Company is required to obtain in order to consummate the purchase and sale of the Option Assets or the Merger, as the case may be, and which have been obtained prior to the Closing;

      (b) Certified copies of the resolutions of Buyer's and the Merger Company's boards of directors approving the transactions contemplated by this Agreement;

      (c) A certificate, dated not earlier than the 10th day prior to the Closing Date, of the secretary of state of the state of incorporation or formation of Buyer (if Buyer is a corporation, limited partnership or limited liability company) and each state in which Buyer is required to be qualified to do business, stating that Buyer is in good standing in such state;

      (d) A certificate, dated not earlier than the 10th day prior to the Closing Date, of the secretary of state of the state of incorporation of the Merger Company and each state in which the Merger Company is required to be qualified to do business, stating that the Merger Company is in good standing in such state; and

      (e) A counterpart of the Escrow Agreement executed by the Escrow Agent, the Merger Company and Buyer.

      3.3   Deliveries to Buyer.  In addition to the items described in
Section 2.3(b) to be delivered to Buyer, at the Closing, CTBC will deliver to Buyer all of the following:

      (a) Copies of all Consents with respect to the purchase and sale of the Option Assets which have been obtained prior to the Closing;

      (b) One or more opinions, dated the Closing Date, with respect to the matters set forth in the attached Exhibit C (subject to customary qualifications and exceptions), which opinion(s) will have been rendered by legal counsel to CTBC which is reasonably acceptable to Buyer;

      (c) Certified copies of the resolutions of MTC's and CTBC's boards of directors approving the transactions contemplated by this Agreement;

      (d) If the merger described in Section 4.9(c) has not occurred, a certificate, dated not earlier than the 10th day prior to the Closing Date, of the secretary of state of the State of California and each state in which MTC is required to be qualified to do business, stating that MTC is in good standing in such state;

      (e) A certificate, dated not earlier than the 10th day prior to the Closing Date, of the secretary of state of the State of Tennessee and each state in which CTBC is required to be qualified to do business, stating that CTBC is in good standing in such state; and

      (f) A counterpart of the Escrow Agreement executed by the Escrow Agent and Thompson.

All proceedings to be taken by the Companies and Thompson in connection with the consummation of the Closing Transactions and the other transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to be delivered to Buyer to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to Buyer.

      3.4 Deliveries to the Merger Company. In addition to the items described in Section 2.3(b) to be delivered to the Merger Company, at the Closing, Thompson will deliver to the Merger Company all of the following:

      (a) Copies of all Consents with respect to the Merger which have been obtained prior to the Closing;

      (b) One or more opinions, dated the Closing Date, with respect to the matters set forth in the attached Exhibit C (subject to customary qualifications and exceptions), which opinion(s) will have been rendered by legal counsel to Thompson, MTC and CTBC which is reasonably acceptable to the Merger Company;

      (c) Certified copies of the resolutions of MTC's and CTBC's boards of directors approving the transactions contemplated by this Agreement;

      (d) If the merger described in Section 4.9(c) has not occurred, a certificate, dated not earlier than the 10th day prior to the Closing Date, of the secretary of state of the State of California and each state in which MTC is required to be qualified to do business, stating that MTC is in good standing in such state;

      (e) A certificate, dated not earlier than the 10th day prior to the Closing Date, of the secretary of state of the State of Tennessee and each state in which CTBC, ETBC, WTBC or JIC is required to be qualified to do business, stating that such Company is in good standing in such state;

      (f) Resignations of each officer or director of each Company effective as of the Closing or, as to any such director or officer who has not so resigned, evidence that such director or officer has been removed as such effective as of the Closing; and

      (g) A counterpart of the Escrow Agreement executed by the Escrow Agent and Thompson.

All proceedings to be taken by the Companies and Thompson in connection with the consummation of the Closing Transactions and the other transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to be delivered to the Merger Company to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to the Merger Company.


                                 ARTICLE IV

                            PRE-CLOSING COVENANTS
                            ---------------------

      4.1 Operation and Maintenance of the Business. Prior to the Closing, unless the Broker, any Option Holder or the Merger Company otherwise agrees in writing or MTC and CTBC are prohibited from taking the action in question by the terms of the ABRY Loan Documents or the Time Brokerage Agreement, each of MTC and CTBC will (and MTC will cause each other Company to):

            (a) cause its liability and casualty insurance (or reinsurance) policies in effect on the date of this Agreement not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

            (b) keep in full force and effect its corporate existence and all rights, franchises, Proprietary Rights and contractual rights relating or pertaining to its business, including all Company FCC Authorizations;

            (c) maintain the Assets in such state of repair as is necessary for the conduct of its business consistent with then-present needs and past practices, including replacement in accordance with reasonably prudent practices any inoperable, worn out or obsolete Assets with assets of quality consistent with reasonably prudent practices and then-current needs and, in the event of a casualty, loss or damage to any of the Assets prior to the Closing Date, whether or not MTC or CTBC is insured, repair or replace such damaged property or use the proceeds of such insurance in such other manner as the Option Holder or the Merger Company may consent (which consent the Option Holder and the Merger Company will not unreasonably withhold);

            (d) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

            (e) use its best efforts to cooperate with the Option Holder and the Merger Company to obtain for CTBC from A.C. Nielsen Company metered rating service for the Station; and

            (f) comply in all material respects with all Legal Requirements and all contractual obligations applicable to its operations or business, and pay all applicable Taxes which are due and payable (other than any such Taxes which are being contested in good faith);

provided that, if the Time Brokerage Agreement requires the Broker to, but the Broker does not, provide CTBC with any funds which are necessary to enable CTBC to perform any obligation under this Section 4.1, then CTBC's failure to perform such obligation will not constitute a breach of this Section 4.1 so long as the Broker has not provided such funds.

Upon the Broker, the Option Holder or the Merger Company giving its written consent to any matter which otherwise would be prohibited by this Section 4.1, all schedules and exhibits to this Agreement will be deemed to have been amended so as to reflect such matter (it being the intent that no matter as to which the Option Holder or the Merger Company has given its written consent will result in a breach of any covenant, representation or warranty set forth in this Agreement). In addition, no liability or obligation as to which such consent is given will constitute a Prohibited Obligation or result in a claim for indemnification pursuant to Section 8.2(a).

      4.2 Negative Covenants. Except as disclosed on Schedule 4.2, from and after the date hereof and prior to the Closing, unless the Broker, any Option Holder or the Merger Company otherwise consents in writing or MTC or CTBC is required by the terms of the ABRY Loan Documents or the Time Brokerage Agreement to take the action in question, neither MTC nor CTBC will (and MTC will cause each other Company not to):

            (a) amend or otherwise modify its certificate of incorporation or bylaws in any manner which could adversely affect any Option Holder or Buyer;

            (b) enter into or amend any Program Contract or other Contract (provided that, from August 1, 1998 until the Closing occurs, CTBC may enter into any Program Contract which by its express terms will terminate and be of no effect if the Closing occurs and which does not take effect, and under which no obligation or liability of any Company arises, accrues, is payable or must be performed, prior to July 1, 1999, other than obligations to provide downpayments to secure payments becoming due under any such Program Contract after June 30, 1999 (so long as any such downpayment is made with funds provided to CTBC by Thompson and CTBC is not obligated to repay such funds to Thompson if the Closing occurs));

            (c)   incur any additional Indebtedness;

            (d) incur any liability or obligation under any Trade (including utilizing or receiving any additional services or goods under any Trade arrangement in existence of the date of this Agreement);

            (e) issue or grant any capital stock or any security, option or other right which is convertible into or exercisable or exchangeable for any capital stock, or any interest of a type described in Section 7 of the Loftus Agreement;

            (f) sell, lease (as lessor), assign or otherwise dispose of any Asset, other than (i) any disposition of worn-out or obsolete Assets or
      (ii) any disposition in connection with the replacement of the disposed Asset with an Asset of equal or greater value and utility;

            (g) waive any rights having a value in excess of $10,000 in the aggregate;

            (h) have any employee or engage any independent contractor other than: (i) the Broker, (ii) Loftus, or his successor as General Manager of the Station, whose compensation and benefits will not be greater than the amount of such compensation and benefits as in effect on the date of this Agreement, (iii) a Chief Engineer, whose compensation and benefits will not be greater than the amount of such compensation and benefits as in effect on the date of this Agreement, (iv) a Receptionist/Business Manager, whose compensation and benefits will not be greater than the amount of such compensation and benefits as in effect on the date of this Agreement, and (v) from and after January 1, 1998 only, Thompson, whose compensation shall not exceed $22,000 per month;

            (i) make any loan or advance to, or any guarantee for the benefit of, any Person, other than advances made in the Ordinary Course of Business of reimbursable expenses incurred by employees or independent contractors;

            (j) redeem, repurchase, or pay or declare any dividend or other distribution or amount in respect of, any capital stock or any security or other right which is convertible into or exercisable or exchangeable for any capital stock;

            (k) enter into any ratings service or national or regional sales representation arrangement;

            (l) cause or permit any of ETBC, WTBC or JIC to conduct any business, acquire any asset or other property, or incur any liability or obligation of any kind or nature;

            (m) incur any obligation to pay money other than of a type described in Exhibit D to the Time Brokerage Agreement;

            (n) breach any obligation or default under the Time Brokerage Agreement (provided that, if the Time Brokerage Agreement requires the Broker to, but the Broker does not, provide CTBC with any funds which are necessary to enable CTBC to perform any obligation under the Time Brokerage Agreement, then CTBC's failure to perform such obligation will not constitute a breach of this Section 4.2(n) so long as the Broker has not provided such funds); or

            (o) agree or commit to take any of the foregoing prohibited actions.

Upon the Broker, the Option Holder or the Merger Company giving its written consent to any matter which otherwise would be prohibited by this Section 4.2, all schedules and exhibits to this Agreement will be deemed to have been amended so as to reflect such matter (it being the intent that no matter as to which the Option Holder or the Merger Company has given its written consent will result in a breach of any covenant, representation or warranty set forth in this Agreement). In addition, no liability or obligation as to which such consent is given will constitute a Prohibited Obligation or result in a claim for indemnification pursuant to Section 8.2(a).

      4.3   Information.

      (a) MTC and CTBC will (and MTC will cause the other Companies to) provide to the Option Holder and the Merger Company copies of all financial statements, budgets or other summaries of historical or projected financial information as and when the same are prepared on a monthly, quarterly, annual or other basis by any Company for internal management or reporting purposes.

      (b) Without limiting the foregoing, from time to time at the Option Holder's or the Merger Company's request and upon reasonable notice and at reasonable times, each of MTC and CTBC will (and MTC will cause each other Company to) provide to the agents, employees and accounting, tax, legal and other advisors and representatives of the Option Holder and the Merger Company
(i) access to the Assets, (ii) access to all accounts, insurance policies, Tax Returns, Contracts, and other books and records concerning the Companies and their respective businesses and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof), and (iii) after the delivery of any Exercise Notice and so long as it has not been withdrawn, the opportunity to discuss the affairs, finances and accounts of the Companies with the directors, officers, management employees, present and former independent accountants of the Companies, in each case for the purposes of conducting such Option Holder's and the Merger Company's and such other parties' legal, accounting, financial and other due diligence review regarding the Companies and preparing for the financing and consummation of the Closing Transactions and the conduct of the Companies' businesses thereafter, in each case so long as such access does not unreasonably interfere with the business and operations of the Station. After the delivery of any Exercise Notice and so long as it has not been withdrawn, the access described in the preceding sentence will also be afforded to the agents, employees and accounting, tax, legal and other advisors and representatives of the Option Holder's and the Merger Company's respective actual and respective prospective equity and debt financing parties and any Person with whom the Option Holder is contemplating entering into a time brokerage, local marketing or other operating arrangement after the Closing.

      (c) None of MTC, CTBC or Thompson will (and MTC, CTBC and Thompson will cause each other Company and each affiliate, director, officer, employee or agent of the Companies or their affiliates not to), (i) solicit, initiate, encourage the submission of, or discuss with any Person other than the Option Holder, SBC and its Affiliates or the Merger Company, any proposal or offer from any Person (including any of them) relating to any (A) liquidation, dissolution or recapitalization of, (B) merger or consolidation with or into,
(C) acquisition or purchase of assets of or any equity interest in, or (D) any similar transaction or business combination involving, any Company, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. MTC, CTBC and Thompson will (and MTC will cause each other Company to) notify the Option Holder and the Merger Company if any Person makes any proposal or offer with respect to any of the foregoing. Without limiting the foregoing, neither Thompson nor MTC will enter into any agreement to transfer, or grant any option or right to acquire, any capital stock of MTC or CTBC to any Person other than SBC, any of its Affiliates, or the Merger Company.

      4.4 Consents Generally. It is agreed by the Parties that it will be the responsibility of the Companies and Thompson to obtain all Consents (other than the FCC Consents and any Consent required under the Hart-Scott-Rodino Act, for which the Parties will share responsibility as described in Sections
4.5 and 4.6) prior to the Closing. After any exercise of the Option, MTC, CTBC and Thompson will use their respective best efforts (without being required to make any payment not specifically required by the terms of any related Contract or Legal Requirement or agree to any material modification or waiver of any term of any Contract or any other right) to (a) obtain or cause to be obtained prior to the Closing Date all Consents, and (b) cause each Consent to be effective as of the Closing Date (whether it is granted or entered into prior to or after the Closing).

      4.5 Application for FCC Consent. Promptly (and, in any event, within 10 business days) after delivery of any Exercise Notice, the Option Holder, the Merger Company, the Companies and Thompson, as may be required by the Communications Act or FCC Regulations, will complete their respective portions of applications to the FCC for the related FCC Consents and, together with the other Parties who are required to join in such filings, file such applications with the FCC. Upon the initial filings described in the preceding sentence, SBC will pay to Thompson the $200,000 described in Section 2.2(b). Each of MTC, CTBC, the Option Holder, the Merger Company and Thompson will (and MTC will cause each other Company to) diligently take or cooperate in the taking of all reasonable steps that are necessary, proper or desirable, and otherwise use its best efforts, to expedite the preparation and filing of such applications and their prosecution to Final Orders (it being understood that, upon any assignment of the Option, any such application(s) which are no longer appropriate may be withdrawn and this Section 4.5 will apply to the assignee Option Holder as if the Option were being exercised anew). Each of MTC, CTBC and Thompson will (and Thompson will cause each Company to) provide the Option Holder and the Merger Company, and the Option Holder and the Merger Company will provide MTC and CTBC, with a copy of any pleading, order or other document served on such Person relating to any such application, unless such pleading, order or other document indicates on its face that it was served upon or delivered to the Option Holder, the Merger Company or such Company, as the case may be.

      4.6 Hart-Scott-Rodino. After any exercise of the Option, the Option Holder, the Merger Company, CTBC, MTC and Thompson (as may be required by the Hart-Scott-Rodino Act) promptly will (and MTC will cause each other Company
to) complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the Hart-Scott-Rodino Act and, promptly (and in any event within 10 business days) after any Option Holder or the Merger Company requests such filings to be made and, together with the other Parties who are required to join in such filings, will file the same with the appropriate Governmental Entities. The Option Holder, the Merger Company, MTC, CTBC and Thompson will (and Thompson will cause each Company to) promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and will take all reasonable actions and will file and use reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the Hart-Scott-Rodino Act or other federal antitrust laws for the consummation of the Closing Transactions.

      4.7   Notice and Cooperation Generally.

      (a) Prior to the Closing, promptly (and, in any event, within 10 business days) after it obtains knowledge thereof, but in all events prior to the Closing, the Option Holder or the Merger Company will inform Thompson in writing, and MTC, CTBC and Thompson will (and MTC will cause each other Company to) inform the Option Holder and the Merger Company in writing, of any fact or circumstance which, if it existed on the Closing Date, would constitute a breach of any representation or warranty of itself or any other Party set forth in this Agreement or any breach of any of its or any other Party's covenants or agreements set forth in this Agreement, or any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the Closing Transactions, or upon receiving any notice from any Governmental Entity or any other Person of its intention to institute an investigation into or institute a suit or proceeding to restrain or enjoin the consummation of the Closing Transactions, or nullify or render ineffective the Option, this Agreement or the Closing Transactions if consummated. No such knowledge or notice will affect any Party's right to indemnification or other remedy provided for in this Agreement in respect of any such matter of which it obtains knowledge or receives such notice.

      (b) Without limiting the foregoing, MTC, CTBC and Thompson will (and MTC will cause each other Company to) give prompt written notice to the Option Holder (i) if any material portion of the Assets suffers damage on account of fire, explosion, or other cause of any nature which is sufficient to prevent operation of the Station in any material respect, (ii) if the regular broadcast transmission of the Station in the normal and usual manner in which it heretofore has been operating is interrupted or interfered with in any material manner for a period in excess of 24 consecutive hours, (iii) if MTC or CTBC receives a National Labor Relations Board union election petition relating to employees of the Station, (iv) if the Station receives notice from any Market Cable System currently carrying the Station's signal of such Market Cable System's intention to delete the Station from carriage or change the Station's channel position on such Market Cable System, (v) if any Market Cable System alleges that the Station does not deliver an adequate signal level, as defined in Section 76.55(c)(3) of the FCC Regulations, to such Market Cable System's principal headend (other than any such notice as to which such failure has been remedied or been determined not to exist), (vi) if there is filed any petition for special relief to include any additional community or area as part of the Station's television market, as defined in
Section 76.55(e) of the FCC Regulations, or (vii) if there is filed any petition for special relief requesting the deletion of any community or area from the Station's television market.

      (c) Each of MTC, CTBC and Thompson will (and Thompson will cause each Company to) use its best efforts to cause the conditions to MTC's and CTBC's obligations to consummate the Closing Transactions to be satisfied (including the preparation, execution and delivery of all agreements contemplated hereunder to be executed and delivered by such Party in connection with or prior to the Closing). Thompson will cause each of MTC and CTBC to comply with all of its obligations under this Agreement and the Time Brokerage Agreement. SBC (if SBC is not the Merger Company) will cause the Merger Company, and SBC will cause SBN, to comply with all of its obligations under this Agreement and the Time Brokerage Agreement.

      4.8   Real Estate Matters.

      (a) Prior to the Closing, MTC, CTBC and Thompson will (and MTC will cause each other Company to) use their respective best efforts to assist the Option Holder and/or the Merger Company, at the requesting Person's expense, to obtain, with respect to each parcel of Leased Real Property, the following documents: (i) estoppel letters from the lessors and/or sublessors of the Leased Real Properties, and (ii) non-disturbance agreements from the lenders of any of such lessors and/or sublessors.

      (b) Prior to the Closing, MTC, CTBC and Thompson will (and MTC will cause each other Company to) use their respective best efforts to assist the Option Holder and/or the Merger Company, at the requesting Person's expense, to obtain, for the benefit of the Option Holder, MTC and/or CTBC, an ALTA Owners or Leasehold Policy of Title Insurance, as the case may be, Form B-1970, for each of the Real Properties, issued by a title insurer designated by the requesting Person (the "Title Insurer"), in such amount as the requesting Person determines to be the fair market value thereof (including all Improvements thereon), insuring the interest of MTC or CTBC (or, after the Closing, the Option Holder) in such parcel as of the Closing Date, subject only to the Permitted Liens and those Liens described on Schedule 5.8F, and with such other endorsements and other terms and conditions as the requesting Person may request.

      (c) At the Option Holder's or the Merger Company's request and expense, MTC, CTBC and Thompson will (and MTC will cause each other Company to) use their respective best efforts to assist the requesting Person in procuring, for the benefit of MTC, CTBC or the Option Holder, in preparation for the Closing, current surveys of each of the Real Properties, prepared by a licensed surveyor and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may reasonably require as a condition to the removal of any survey exceptions from the Title Policy, and certified to the requesting Person, its lenders and the Title Insurer, in a form sufficient to permit the issuance of the title policies described in Section 4.8(b).

      4.9 Excepted Transactions. Notwithstanding the other provisions of this Article IV and Section 10.1, it is understood and agreed by the Parties that:

      (a) Excluded Assets. Prior to the Closing, the Companies shall transfer to Thompson or one or more of his designees, with or without consideration, any or all of the assets of the Companies described on the attached Exhibit D; provided that Thompson assumes all liabilities and obligations of the Companies with respect to any such transferred asset.
After the Closing, Thompson will indemnify and hold harmless each of Buyer and the Companies in respect of all such liabilities and obligations.

      (b) Disposition of ETBC, WTBC or JIC Stock and Certain Notes. Prior to the Closing, MTC may distribute or otherwise transfer to Thompson all of the issued and outstanding capital stock of any or all of ETBC, WTBC and JIC, without any consideration being payable by Thompson in respect thereof, in which event the representations, warranties, covenants, closing conditions, agreements and other provisions set forth in this Agreement will no longer be deemed to refer to or apply to the corporation(s) the stock of which is so transferred. MTC and Thompson will use their respective best efforts to effect such distributions or other transfers promptly after the date of this Agreement, and in any event on or prior to March 31, 1996. In addition, prior to the Closing, CTBC and/or MTC may distribute or otherwise transfer to Thompson, without any consideration being payable by Thompson in respect thereof, MTC's and CTBC's rights to receive amounts payable to them by Thompson as of the date of this Agreement, as reflected in the audited financial statements as of June 30, 1995 heretofore delivered to ABRY by MTC and CTBC.

      (c) Merger of MTC and CTBC. Promptly after the date of this Agreement (and in any event within 10 days after the grant of any requisite approval by the FCC for the merger of MTC and CTBC becomes a Final Order), Thompson, MTC and CTBC will cause MTC to be merged with and into CTBC, with CTBC being the surviving corporation of that merger and Thompson being the sole stockholder of CTBC after such merger. Toward that end, on or prior to February 23, 1996, Thompson, MTC and/or CTBC (as may be required by the Communications Act or the FCC Regulations) will file with the FCC the requisite application(s) (if any) for such approval by the FCC, and each of them will use his or its best efforts to prosecute such application(s) to a final grant. MTC and CTBC will provide the Option Holder and the Merger Company with copies of such application(s), any supplemental information supplied to or filing with the FCC, any related pleading, order or other document served on Thompson or any Company, and all related correspondence and communications by or with the FCC. The certificate of incorporation and bylaws of CTBC immediately prior to such merger will be the certificate of incorporation and bylaws of the surviving corporation immediately after such merger, and the officers and directors of CTBC immediately prior to such merger will be the officers and directors of the surviving corporation immediately after such merger. From and after the effectiveness of such merger, all references in this Agreement to MTC will be deemed to be references to CTBC, as the successor to MTC.

      (d) Fourth Draw Proceeds. If the Fourth Draw is made, then upon the making of the Fourth Draw CTBC may distribute or lend the cash proceeds of the Fourth Draw to Thompson.

      (e) Repayment of New Thompson Loan. Upon receipt thereof, CTBC may pay to Thompson up to $172,473 out of the amounts (if any) received by CTBC pursuant to subparagraph 5.C(v)(c) of the Time Brokerage Agreement. Any such payment to Thompson will constitute a repayment of the New Thompson Loan.

      (f) Deemed Amendment. Upon the taking of any action expressly authorized by Section 4.9(a), 4.9(b), 4.9(c), 4.9(d) or 4.9(e), all schedules and exhibits to this Agreement will be deemed to have been amended so as to reflect such action (it being the intent that no action which is expressly authorized or required by Section 4.9(a), 4.9(b), 4.9(c), 4.9(d) or 4.9(e) will result in a breach of any covenant, representation or warranty set forth in this Agreement). Thompson will give the Option Holder and the Merger Company prior written notice of the taking of any action which is expressly authorized or required by Section 4.9(a), 4.9(b), 4.9(c), 4.9(d) or 4.9(e).

      4.10 No Premature Assumption of Control. Nothing contained in this Agreement or the Time Brokerage Agreement will give SBC, SBN, any Option Holder or the Merger Company any right to control the programming, operations, or any other matter relating to the Station prior to the Closing, and CTBC will have complete control of the programming, operations and all other matters relating to the Station up to the time of the Closing.


                                  ARTICLE V

                       REPRESENTATIONS AND WARRANTIES
                       ------------------------------
                          CONCERNING THE COMPANIES
                          ------------------------

      As a material inducement to SBC, in its capacities as the initial Option Holder and the initial Merger Company, to enter into this Agreement Supplement, and as a material inducement for ABRY to enter into the ABRY Credit Agreement Supplement, and for the benefit of any subsequent Option Holder, Buyer and Merger Company, MTC and CTBC hereby jointly and severally make the representations and warranties set forth in this Article V. MTC and CTBC agree that, if the Closing occurs, then as of the time of the Closing each representation and warranty of MTC and CTBC set forth in this Article V will be deemed to be remade by MTC and CTBC as of the time of the Closing as a material inducement to Buyer and the Merger Company to consummate the Closing Transactions.

      5.1   Organization and Corporate Power.  With respect to each Company:
(a) such Person is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation specified on
Schedule 5.1 and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to so qualify could have an adverse effect on it or its business; (b) all such jurisdictions in which such corporation is qualified are set forth on Schedule 5.1; (c) such corporation has full corporate power necessary to own and operate its properties to carry on its business as now conducted and as presently proposed to be conducted; (d) such authorizations are set forth on Schedule 5.1 are in full force and effect; (e) the copies of such corporation's certificate of incorporation and bylaws which have been furnished to ABRY reflect all amendments made thereto at any time and are correct and complete; (f) the minute books containing the records of meetings of such corporation's stockholders and board of directors, the stock certificate books and the stock record books of such corporation are correct and complete; and (g) such corporation is not in default under or in violation of any provision of its certificate of incorporation or by-laws.

      5.2 Authorization of Transactions. Each of MTC and CTBC has full corporate power and authority to execute and deliver this Agreement the Time Brokerage Agreement and all other agreements contemplated hereby and thereby to which it is a party and to perform its obligations hereunder and thereunder. The boards of directors of MTC and CTBC have duly approved this Agreement, the Time Brokerage Agreement and all other agreements contemplated hereby and thereby to which such corporation is a party and have duly authorized MTC's and CTBC's execution and delivery of this Agreement, the Time Brokerage Agreement and such other agreements and the performance of their respective obligations hereunder and thereunder. No other corporate proceedings or actions on the part of MTC or CTBC are necessary to approve and authorize MTC's or CTBC's execution and delivery of this Agreement, the Time Brokerage Agreement or any other agreement contemplated hereby or thereby to which it is a party or the performance of its obligations hereunder or thereunder. This Agreement, the Time Brokerage Agreement and all other agreements contemplated hereby or thereby to which MTC or CTBC is a party have been duly executed and delivered by such corporation and constitute the valid and binding agreements of such corporation, enforceable against such corporation in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

      5.3 Capitalization. With respect to each Company: (a) the authorized, issued and outstanding stock of such Company is as set forth on Schedule 5.3 and is owned beneficially and of record as set forth on Schedule 5.3; (b) except as set forth on Schedule 5.3, all of the issued and outstanding shares of such corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to, nor were they issued in violation of any preemptive rights; (c) except as set forth on Schedule 5.3, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Company is a party or which are binding upon any Company and which provide for the issuance, disposition or acquisition of any Company's capital stock (other than this Agreement); (d) except as set forth on Schedule 5.3, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to such corporation; (e) except as set forth on Schedule 5.3, there are no voting trusts, proxies or any other agreements or understandings among any such corporation and/or the stockholders of any such corporation with respect to the voting of the capital stock or the conduct of the affairs of any such corporation; and (f) no such corporation is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Company.

      5.4 Subsidiaries; Investments. Other than the capital stock of CTBC, ETBC, WTBC and JIC owned by MTC as described on Schedule 5.3, no Company: (a) owns or holds any shares of capital stock or any other security, interest or investment in any other Person or any right which is exercisable or exchangeable for or convertible into any capital stock or other security, interest or investment in any other Person, or (b) has ever had any Subsidiary or any ownership interest in any Person.

      5.5 Absence of Conflicts. Except for the FCC Consents, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, or as set forth in Schedule 5.5, neither the execution, delivery and performance of this Agreement or the Time Brokerage Agreement by MTC or CTBC nor the consummation of the Closing Transactions or the arrangements contemplated by the Time Brokerage Agreement (a) do or will

            (i) conflict with or result in any breach of any of the provisions of,

            (ii)   constitute a default under,

            (iii)   result in a violation of,

            (iv) give any third party the right to terminate or to accelerate any obligation under,

            (v) result in the creation of any Lien upon the capital stock of any Company or any Assets under,

the provisions of the certificate of incorporation or by-laws of any Company or any indenture, mortgage, lease, credit agreement or other agreement, instrument or other Contract or any Legal Requirement to which any Company is bound or by which any Company or any Asset is affected, or any of the same to which any Company or any Asset is subject, or (b) without limiting the foregoing, require any Consent of any Governmental Entity or any other Person.

      5.6 Financial Statements. MTC and CTBC have furnished ABRY or another Option Holder with copies of (i) the unaudited balance sheets of CTBC as of April 30, 1995 and November 30, 1995 (such November 30, 1995 balance sheet being the "Latest Balance Sheet") and the related statements of income for the respective 4-month, 12-month and 11-month periods then ended; (ii) unaudited balance sheet and statements of income and cash flow for CTBC for the fiscal year ended December 31, 1991, and the audited balance sheets and statements of income and cash flow for CTBC for the fiscal years ended December 31, 1992, December 31, 1993 and December 31, 1994 and the 6-month period ended June 30, 1995; and (iii) unaudited balance sheets and statements of income and cash flow for MTC for the fiscal years ended December 31, 1991, December 31, 1992, December 31, 1993, and December 31, 1994 and the 6-month period ended June 30, 1995. Copies of such financial statements (the "Financial Statements") are attached to this Agreement as Exhibit E. Except as described on Schedule 5.6, each Financial Statement (including the notes thereto, if any) is accurate and complete in all material respects, is consistent with the Companies' books and records (which, in turn, are accurate and complete in all material respects), and present fairly the Companies' financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments (which will not be material individually or in the aggregate) and to the absence of footnote disclosure.

      5.7   Undisclosed Liabilities.

      (a) Generally. Except as described on Schedule 5.7, no Company has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into prior to the date of this Agreement or the Closing, or any action or inaction prior to the date of this Agreement or the Closing, or any state of facts existing prior to the Closing, other than

            (i) liabilities and obligations under Contracts which are described on Schedule 5.11,

            (ii) liabilities and obligations under Contracts which are Excludable Contracts,

            (iii) Liabilities reflected on the liabilities side of the Latest Balance Sheet or in the footnotes thereto, or

            (iv) liabilities (other than pursuant to any Contract) which have arisen in the Ordinary Course of Business since the date of the Latest Balance Sheet

(none of which is a liability for breach of contract, breach of warranty, tort or infringement, or an environmental liability). Without limiting the foregoing, no Company has any liability or obligation to Sirrom Capital Corporation or any affiliate thereof.

      (b) Since Adjustment Time. Without limiting Section 5.7(a), except as set forth on Schedule 5.7, since the Adjustment Time, no Company has: (i) entered into or terminated any Contract (other than any Excludable Contract),
(ii) incurred any Indebtedness, (iii) incurred any liability or obligation other than a current liability arising in the Ordinary Course of Business,
(iv) paid or declared any distribution or redeemed or paid any amount of value in respect of any of its securities, (v) employed or otherwise engaged Thompson or incurred any liability to or in respect of (or made any payment to or directly or indirectly for the benefit of) any Insider, except as permitted by Section 9.8, (vii) sold or otherwise disposed of any asset or group of assets, or (viii) agreed to do any of the foregoing.

      5.8   Title to, Condition and Sufficiency of Assets.

      (a) Owned Properties. The parcels described on Schedule 5.8A (the "Owned Real Properties") constitute all of the fee simple interests in real property owned by CTBC. No other Company owns any interest in any real property. With respect to each parcel of Owned Real Property, except as described on Schedule 5.8A: such parcel is free and clear of all Liens, except Permitted Liens, and CTBC owns good and marketable title thereto; (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person (other than another Company) the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding options or rights of first refusal to purchase such parcel or any portion thereof or interest therein.

      (b)   Leased Properties. The leases and subleases, if any, described on
Schedule 5.8B (the "Leases") constitute all of the leases and subleases under which CTBC holds any leasehold or subleasehold interest in real property. No other Company holds any leasehold in any real property. Each Lease is in full force and effect, and under such Lease CTBC holds a valid and existing leasehold or subleasehold interest in the real property which is subject to such Lease (a "Leased Real Property"). The Leased Real Properties constitute all of the interests in real property held by MTC or CTBC other than in fee simple. MTC and CTBC have delivered to ABRY or another Option Holder complete and accurate copies of each of the Leases, in each case including all modifications and amendments thereto. With respect to each Lease, except as described on Schedule 5.8B: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) CTBC is not in breach or default in any material respect under, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration of, such Lease; (iii) to the Companies' knowledge, no other party to such Lease is in breach or default in any material respect under, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration of, such Lease; (iv) no party to such Lease has repudiated any provision thereof; (v) there are no disputes, oral agreements, or forbearances in effect as to such Lease; (vi) such Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to ABRY or another Option Holder; and (vii) CTBC has not assigned, transferred, conveyed, mortgaged, deeded in trust or caused any Lien (other than any Permitted Lien) to exist with respect to any interest in such Lease.

      (c) No Proceedings. Except as set forth on Schedule 5.8C, there is no proceeding in eminent domain or any similar proceeding pending or (to the Companies' knowledge) threatened or affecting any Company's interest in any Owned Real Property or any Leased Real Property (collectively, the "Real Properties"). There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or (to the Companies' knowledge) threatened, relating to the ownership, lease, use, occupancy or operation by any Company of any Real Property.

      (d) Current Use. The current use by each Company of the Real Properties does not violate in any material respect any instrument of record or agreement affecting any Real Property. There is no violation in any material respect of any applicable covenant, condition, restriction, easement or agreement which violation could adversely affect any Company's interest in or use or occupancy of any Real Property.

      (e)   Condition and Operation of Improvements.  Except as described on
Schedule 5.8E, as to each Owned Real Property and, to the Companies' knowledge, as to each Leased Real Property: (i) all components of all buildings, structures and other improvements included within the Real Properties (the "Improvements"), including the roofs and structural elements thereof and the heating, ventilation, air conditioning, air pollution emission capture and abatement, plumbing, electrical, mechanical, sewer, waste water and paving and parking equipment systems and facilities included therein, are in adequate condition to operate such facilities as currently used, occupied or operated, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof as currently used, occupied or operated; (ii) there are no structural deficiencies in any buildings located upon the Real Properties; and (iii) no Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Properties.

      (f) Ownership of Assets. Except as set forth on Schedule 5.8F, MTC and CTBC (taken together) own good and marketable title in and to, or a valid leasehold interest in, all of the Assets, free and clear of all Liens (other than Permitted Liens).

      (g) Condition of the Assets. Except as set forth on Schedule 5.8G, the Assets are in a condition which is sufficient for the current operation of the Companies' respective businesses in the Ordinary Course of Business and there are no known latent defects with respect thereto. The Companies, taken together, own or lease under valid leases all buildings, machinery, equipment and other tangible assets and intangible assets necessary for the conduct of their respective business as currently conducted and as presently proposed to be conducted.

      5.9   FCC Matters.

      (a) Schedule 5.9A contains a complete list of all material Company FCC Authorizations. Except as set forth on Schedule 5.9A:

            (i) CTBC is the holder of the Company FCC Authorizations described on Schedule 5.9A;

            (ii)   taken together, the Company FCC Authorizations set forth on
      Schedule 5.9A constitute all of the material licenses and authorizations required under the Communications Act and the FCC Regulations for the operation of the Station and the conduct of the businesses of the Companies as currently conducted and as presently proposed to be conducted, and no further material FCC Authorization is necessary for the continuation of the operation of the Station as currently conducted or presently proposed to be conducted;

            (iii) each Company FCC Authorization specified on Schedule 5.9A is in full force and effect and is not subject to or scheduled for renewal prior to the date specified for such Company FCC Authorization on Schedule 5.9A;

            (iv) each Company FCC Authorization is valid for the full term thereof, none of Thompson nor any Company has any reason to believe that any Company FCC Authorization will not be renewed for a full and customary term in the ordinary course with no materially adverse conditions (except with respect to general rule-making and similar matters relating generally to television broadcast stations);

            (v) there is not pending (or, to the Companies' knowledge, threatened) any action by or before the FCC to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any Company FCC Authorization, and, except as described on Schedule 5.9A, there is not now pending, issued or outstanding (or, to the Companies' knowledge, threatened) by or before the FCC, any investigation, order to show cause, cease and desist order, notice of violation, notice of apparent liability, or notice of forfeiture, petition or complaint with respect to any Company, Thompson, the Station or any Company FCC Authorization;

            (vi) the Station is operating in compliance in all material respects with all applicable FCC Authorizations, the Communications Act and the FCC Regulations;

            (vii) on the date of this Agreement, the Station is not short-spaced, on a grandfathered basis or otherwise, to any existing broadcast television station, outstanding construction permit or pending application therefor, domestic or international, or to any existing or proposed TV allotment, domestic or international;

            (viii) no Company has received any notice to the effect that it is causing objectionable interference to the transmissions of any other television station or communications facility or has received any written complaints with respect thereto; and

            (ix) no other television station or communications facility is causing objectionable interference with the Station's transmissions or the public's reception of the Station's transmissions.

      (b) The Companies have delivered to ABRY their records and analysis with respect to cable system carriage of the Station (including as to cable systems which do not carry the Station) as of the date of this Agreement.

      5.10    Taxes.

      (a) All Tax Returns required to be filed by any Company (taking into account any valid extension of time within which to file such Tax Returns) have been timely filed, and each such Tax Return has been prepared in compliance with all applicable Legal Requirements and is true and accurate in all respects. Each Affiliated Group has timely filed all Tax Returns required to be filed by it (taking into account any valid extension of time within which to file such Tax Returns) with respect to each Tax period during which any Company formed a part of such Affiliated Group, and each such Tax Return has been prepared in compliance with all applicable Legal Requirements and is true and accurate in all respects.

      (b) All Taxes owed by any Company and which are due and payable (whether or not shown on any Tax Return) have been paid, and all Taxes owed by each Affiliated Group with respect to each Tax period during which any Company formed a part of such Affiliated Group and which are due and payable (whether or not shown on any Tax Return) have been paid. Each Company and each such Affiliated Group has duly withheld and, if due and payable, paid all Taxes required to be withheld and paid with respect to amounts paid to employees, independent contractors, creditors and other Persons.

      (c)   Except as set forth on Schedule 5.10:

            (i) with respect to each Taxable period of each Company, and each Taxable period of an Affiliated Group during which any Company formed a part of such Affiliated Group, either such Taxable period has been audited by the relevant Taxing authority or authorities or the time for assessing or collecting Tax with respect to such Taxable period has closed and such Taxable period is not subject to review by any relevant Taxing authority;

            (ii) no Company (and no Affiliated Group, with respect to any Taxable period during which any Company formed a part of such Affiliated Group) has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing authority;

            (iii) no Company (and no Affiliated Group, with respect to any Taxable period during which any Company formed a part of such Affiliated Group) has requested or been granted an extension of the time for filing any Tax Return which is presently in effect;

            (iv) no Company is a party to or is bound by any Tax sharing agreement or has any current or contingent contractual obligation to indemnify any other Person with respect to Taxes, other than obligations to indemnify a lessor for property Taxes or sales/use or gross receipts Taxes (but not income or franchise Taxes) imposed on lease payments upon terms which are customary in leases for property of the type in question;

            (v) there is no action, suit, proceeding, audit or investigation with respect to Taxes now in progress, pending or threatened against or with respect to any Company (or any Affiliated Group, with respect to any Taxable period during which any Company was a member of such Affiliated Group), and no claims have been asserted relating to Taxes against any Company (or any Affiliated Group, with respect to any Taxable period during which any Company was a member of such Affiliated Group);

            (vi) there are no Liens for Taxes (other than for Taxes not yet due and payable) upon any of the Assets;

            (vii) no Company owns any interest in real property located in the State of New York;

            (viii) no Company will be required, as a result of (a) a change in method of accounting for a Tax period beginning before February 1, 1996, to include any adjustment under Section 481(c) of the Tax Code (or any corresponding provision of state, local or foreign Tax law) in Taxable income for any Tax period beginning after January 31, 1996, or
      (b) any closing agreement under Section 7121 of the Tax Code (or any corresponding provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from Taxable income for any Taxable period beginning after January 31, 1996;

            (ix) each Company has disclosed on its federal, state, local or foreign income Tax Returns all positions taken thereon that could reasonably give rise to an accuracy-related penalty under Section 6662 of the Tax Code (or any corresponding provision of state, local or foreign Tax law);

            (x) no Company is a "passive foreign investment company," as that term is used in Section 1296 of the Tax Code (or any corresponding provision of state or local Tax law);

            (xi) no Company will be required, during any Taxable period commencing after January 31, 1996, to report any item of "subpart F income," within the meaning of Section 952 of the Tax Code (or any corresponding provision of state or local Tax law) which is attributable to the operations of any Company prior to February 1, 1996;

            (xii) other than for any Taxable period as to which all applicable statutes of limitations had expired as of February 1, 1996, no Company has been a member of any Affiliated Group or has filed or been included in a combined, consolidated or unitary income Tax Return except an Affiliated Group consisting solely of two or more of the Companies;

            (xiii) no Company (and no Affiliated Group, with respect to any Taxable period during which any Company formed a part of such Affiliated Group) has reason to believe that any Taxing authority has valid grounds to claim or assess any additional Tax with respect to any Company for any Taxable period in excess of any reserves for such Tax established by the Person;

            (xiv) no claim has been made against any Company by a Taxing authority in a jurisdiction where such Company does not pay Taxes or file Tax Returns that such Person is or may be subject to Taxes assessed by such jurisdiction;

            (xv) no Company has made any payment, nor is it obligated to make any payment, that is not or will not be deductible by reason of
      Section 28OG of the Tax Code or has given or will give rise to an excise tax under Section 4999 of the Tax Code (or any corresponding provisions of state, local or foreign Tax law);

            (xvi) no Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Tax Code (or any corresponding provision of state, local or foreign Tax law) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Tax Code (or any corresponding provision of state, local or foreign Tax law);

            (xvii) no Company has a permanent establishment in any foreign country, within the meaning of the relevant Tax treaty between the United States of America and such foreign country;

            (xviii)   neither Thompson nor any Company has filed a consent
      under Section 341(f) of the Tax Code (or any corresponding provision of state, local or foreign Tax law) with respect to any Company;

            (xix) none of the Assets is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Tax Code or other applicable federal Tax legislation;

            (xx) none of the Assets constitutes "tax exempt use property" within the meaning of Section 168(h) of the Tax Code (or any corresponding provision of state, local or foreign Tax law); and

            (xxi) MTC or CTBC has furnished to ABRY or another Option Holder true, correct and complete copies of all Tax Returns filed with respect to any Company (and any Affiliated Group, for any Tax period during which any Company formed a part of such Affiliated Group) for (1) each Taxable period which remains open to audit, review or examination by the relevant Taxing authority or authorities and (2) the most recent closed Taxable period.

      (d) To the Companies' knowledge, Schedule 5.10 contains a list of all states, territories and jurisdictions in which any Company or any Affiliated Group of which any Company forms a part is required to file any Tax Return.

      5.11   Contracts and Commitments.

      (a) Except for this Agreement, the Time Brokerage Agreement, the ABRY Loan Documents, the TBON Documents, any Excludable Contract, and any customary licensing agreement entered into with BMI, ASCAP or a similar organization in the Ordinary Course of Business after the date of this Agreement (collectively, the "Specified Contracts"), or any Contract described on
Schedule 5.11A or Schedule 5.11C, no Company is a party to or bound by any Contract, whether written or oral, including any:

            (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice;

            (ii) contract for the employment of any officer, individual employee or other Person (including as an independent contractor or on a consulting basis), or any agreement to provide severance benefits upon any termination of employment or any independent contractor arrangement;

            (iii) agreement or indenture relating to the borrowing of money or the incurrence of indebtedness or to mortgaging, pledging or otherwise placing a Lien on any Asset;

            (iv) agreements with respect to the lending or investing of funds by any Company;

            (v)   network affiliation, license or royalty agreement;

            (vi)   Trade arrangement;

            (vii)   Program Contract;

            (viii) guaranty of any obligation of any other Person, other than endorsements made for collection made in the Ordinary Course of Business;

            (ix)   sales representation agreement;

            (x) agreement with any rating service or intellectual property licensing organization;

            (xi) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $10,000 annually or entered into outside of the Ordinary Course of Business;

            (xii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

            (xiii) contract which prohibits it from freely engaging in business anywhere in the world;

            (xiv) agreement, contract or understanding pursuant to which any Company subcontracts work to third parties; or

            (xv) other agreement material to it, whether or not entered into in the Ordinary Course of Business.

      (b) Except as disclosed on Schedule 5.11B, (i) each Specified Contract and each item which is required to be described on Schedule 5.11A is in full force and effect, unless it has expired by its terms, been terminated by any Company by reason of a breach of a party thereto other than a Company, or been terminated by a party other than the Company other than by reason of a breach by a Company, (ii) no Specified Contract and no item described on Schedule 5.11A has been breached in any material respect or cancelled or repudiated by any Company or, on the date of this Agreement and the Companies' knowledge, by any other party thereto, (iii) each Company has performed in all material respects all the obligations required to be performed by it in connection with each Specified Contract and each item described on Schedule 5.11A and is not in receipt of any claim of default under any such Contract or item, (iv) no Company has a present expectation or intention of not fully performing any obligation pursuant to any Specified Contract or any item described on
Schedule 5.11A, and (v) on the date of this Agreement, no Company has any knowledge of any anticipated breach by any other party to any Specified Contract or any item set forth on Schedule 5.11A.

      (c) Schedule 5.11C specifies with respect to each Program Contract the number of unused exhibitions pursuant to the cash portion, if any, of such Program Contract as of February 1, 1996 and the schedule of payments due under each Program Contract as in effect on such date.

      (d) MTC and CTBC have provided ABRY or another Option Holder with true and correct copies of all written contracts and other items which are referred to on Schedule 5.11A, in each case together with all amendments, waivers or other changes thereto. Schedule 5.11A contains an accurate and complete description of all material terms of all oral contracts and other oral items referred to therein.

      5.12   Proprietary Rights.

      (a) Schedule 5.12A sets forth a complete and correct list of: (i) all registered Proprietary Rights and all pending applications for registration of Proprietary Rights owned, filed or used by any Company, (ii) all call letters used by any Company, (iii) all Proprietary Rights the loss of which would have a Material Adverse Effect, and (iv) all licenses or similar agreements or arrangements to which any Company is a party either as licensee or licensor for Proprietary Rights.

      (b) Except as set forth on Schedule 5.12B, (i) taken together, the Companies own and possess all right, title and interest in and to, or have a valid and enforceable right to use, each of the Proprietary Rights required to be described on Schedule 5.12A, in each case free and clear of all Liens (other than Permitted Liens), and no claim by any third party contesting the validity, enforceability, use or ownership of any of the foregoing has been made, is currently outstanding or is threatened, (ii) no loss or expiration of any material Proprietary Right of any such type or material group of such Proprietary Rights is pending, reasonably foreseeable or, to the Companies' knowledge, threatened, (iv) no Company has received any notice of, nor is any Company aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any such Proprietary Right, including any demand or request that any Company license rights from a third party, (v) no Company has in any material respect infringed, misappropriated or otherwise conflicted with any rights of any third parties and no Company is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of any Company's business as currently conducted or as presently proposed to be conducted, and (vi) the Proprietary Rights required to be described on
Schedule 5.12A have not in any material respect been infringed, misappropriated or conflicted by any third party.

      (c) Neither the consummation of the time brokerage arrangements pursuant to the Time Brokerage Agreement nor the consummation of the Closing Transactions will have an adverse effect on any Company's right, title and interest in and to any of the Proprietary Rights required to be described on
Schedule 5.12A. Each Company has taken all necessary actions to maintain and protect such Proprietary Rights so as to not adversely affect the validity or enforcement of such Proprietary Rights. To the Companies' knowledge, the owners of the Proprietary Rights licensed to any Company have taken all necessary and desirable actions to maintain and protect such Proprietary Rights.

      5.13 Litigation; Proceedings. Except as set forth in Schedule 5.13, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending (or, to the Companies' knowledge, threatened) against or affecting any Company at law or in equity, or before or by any Governmental Entity, and, to the Companies, knowledge, there is no basis for any of the foregoing.

      5.14 Brokerage. There are no claims for brokerage commissions, finders, fees or similar compensation in connection with the transactions contemplated by this Agreement or the Time Brokerage Agreement based on any arrangement or agreement made by or on behalf of any Company.

      5.15 Governmental Licenses and Permits. Schedule 5.15 contains a complete listing and summary description of all material permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights, other than FCC Authorizations (collectively, the "Licenses"), owned or possessed by any Company or used by any Company in the conduct of its business. Except as indicated on Schedule 5.15, taken together, the Companies own or possess all right, title and interest in and to all of the Licenses which are necessary to conduct its business as currently conducted or presently proposed to be conducted. No loss or expiration of any License is pending, reasonably foreseeable or, to the Companies' knowledge, threatened (including as a result of the transactions contemplated by this Agreement or the Time Brokerage Agreement) other than by reason of expiration in accordance with the terms thereof.

      5.16 Employees. Each Company has complied in all material respects with all applicable Legal Requirements relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, the Worker Adjustment and Retraining Act, and the Immigration Reform and Control Act of 1986. Except as set forth on Schedule 5.11, no Company is a party to or bound by any collective bargaining agreement, nor has it experienced any strike, grievance, unfair labor practice claim or other material employee or labor dispute. No Company has engaged in any unfair labor practice. To the Companies' knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any Company.

      5.17   Employee Benefit Plans.

      (a) Plans. No Company has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) (i) any "multiemployer plan" (as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or (ii) except as set forth on Schedule 5.17, any employee or fringe benefit plan, program, policy or arrangement of any type providing benefits to current or former employees or independent contractors and their dependents and beneficiaries, whether or not terminated, whether or not funded, and whether or not subject to ERISA, including any such plan, program, policy or arrangement, or any multiemployer plan, maintained or contributed to (or formerly maintained or contributed to) by any member of a controlled group of businesses (within the meaning of Section 414 of the Tax Code) of which any Company is, or was, a member (the "Plans").

      (b) Compliance. No Plan is subject to ERISA, is (or is intended to be) qualified under Section 401(a) of the Tax Code, is subject to the prohibited transaction rules of Section 4975 of the Tax Code, or is funded or required to be funded. No Plan provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued coverage required to be provided under Section 4980B of the Tax Code or as required under applicable state law). The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with the applicable provisions of all applicable Legal Requirements. No actions, suits or claims with respect to any Plan (other than routine claims for benefits) are pending or to the Companies' knowledge threatened which could result in or subject any Company to any liability, and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims.

      (c) Correct Copies. MTC and CTBC have provided ABRY or another Option Holder with true and complete copies of all documents pursuant to which each Plan is maintained, funded and administered (or a description of such Plan if no written plan document exists) and the most recent annual reports (including Form 5500 and attachments) for the Plans, to the extent applicable.

      5.18 Affiliate Transactions. Except as set forth on Schedule 5.18, no Insider (a) is a party to any agreement, contract, commitment or transaction with any Company or which pertains to the business of any Company, or (b) has any interest in any Asset, other than as a stockholder of any Company as described on Exhibit B.

      5.19   Compliance with Laws.

      (a) Each Company and each of their respective officers, directors, agents and employees have complied in all material respects with all applicable Legal Requirements which affect the business or business practices (including MTC's and CTBC's broadcasting, production, promotion, marketing and sales activities) of each Company or any Assets and to which any Company is subject, and no claim has been filed against any Company alleging a violation in any material respect of any such Legal Requirement.

      (b) Except as set forth on Schedule 5.19, no Company is now subject (or has been subject during the previous five years) to any investigation, penalty assessment, or audit (in each case of which MTC or CTBC was made or became aware) by any Governmental Entity or to any other allegation that MTC or CTBC (including any agent, representative or broker acting on behalf of MTC or CTBC) violated the regulations of any such Governmental Entity or made a material false statement or omission to any Governmental Entity.

      5.20   Environmental Matters.  Except as described on Schedule 5.20:

      (a) Each Company has complied in all material respects and is in compliance in all material respects with all Environmental and Safety Requirements.

      (b) Each Company has obtained and complied in all material respects with, and is in compliance in all material respects with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business, and such permits, licenses and other authorizations may be relied upon for continued lawful operation of the businesses of each Company immediately after each of the consummation of the arrangements contemplated by the Time Brokerage Agreement and the consummation of the Closing Transactions, in each case without transfer, reissuance, or other approval or action by any Governmental Entity or other Person.

      (c) No Company has received any claim, complaint, citation, report or other notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.

      (d) No above-ground or underground storage tank or surface impoundment, and no asbestos or PCB-containing material, exists or is present on, above or below any property owned, used, leased or occupied or formerly owned, used, leased or occupied by any Company.

      (e) No present facts, events or conditions relating to the past or present facilities, properties or operations of any Company will prevent, hinder or limit continued compliance in all material respects with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including any Environmental and Safety Requirement relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.

      (f) No Company has received any claim, complaint, citation, report or other notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.

      (g) Neither the execution and delivery of this Agreement nor the consummation of the Closing Transactions imposes any obligations for site investigation or cleanup, or notification to or consent of Governmental Entity or any other Person, pursuant to any "transaction-triggered" Environmental and Safety Requirement.

      (h) No Company has, either expressly or by operation of law, assumed or undertaken any liability or corrective or remedial obligation of any other Person relating to Environmental and Safety Requirements.

      (i) No Environmental Lien has attached to any property owned, leased or operated by any Company.

      5.21 Powers of Attorney. Except as set forth on Schedule 5.21, there are no outstanding powers of attorney executed on behalf of any Company.

      5.22 Disclosure. As they apply to the Station, any Asset or any Company, neither this Agreement, the Time Brokerage Agreement, nor any of the schedules or Exhibits hereto, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                 ARTICLE VI

           REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THOMPSON
           -------------------------------------------------------

      As a material inducement to SBC, in its capacities as the initial Option Holder and the initial Merger Company, to enter into this Agreement, and as a material inducement for ABRY to enter into the ABRY Credit Agreement Supplement, and for the benefit of SBC and any subsequent Option Holder, Merger Company or Buyer, Thompson hereby represents and warrants as set forth in this Article VI. Thompson agrees that, if the Closing occurs, then as of the time of the Closing each representation and warranty set forth in this
Article VI will be deemed to have been remade by Thompson as of the time of the Closing as a material inducement to Buyer and the Merger Company to consummate the Closing Transactions.

      6.1 Authorization of Transactions. Thompson has full power, authority and legal capacity to execute and deliver this Agreement and all other agreements contemplated hereby to which Thompson is a party and to perform its obligations hereunder and thereunder. No other proceedings or actions on the part of Thompson are necessary to approve and authorize the execution and delivery of this Agreement by Thompson or any other agreement contemplated hereby to which Thompson is a party or the performance of Thompson's obligations hereunder or thereunder. This Agreement and the other documents contemplated hereby to which Thompson is a party have been duly executed and delivered by Thompson and constitute the valid and binding agreement of Thompson, enforceable against Thompson in accordance with their terms, except as enforceability hereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

      6.2 Conflicts. Except for the FCC Consents, the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Act and the Consents described on Schedule 5.5, neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which Thompson is a party, nor the consummation of the transactions contemplated hereby and thereby, (a) do or will

            (i) conflict with, result in a breach of any of the provisions of,

            (ii)   constitute a default under,

            (iii)   result in the violation of,

            (iv) give any third party the right to terminate or to accelerate any obligation under,

            (v) result in the creation of any Lien upon any of the capital stock of MTC pursuant to, or

            (vi) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person under,

the provisions of any indenture, mortgage, lease, credit agreement or other agreement or instrument by which Thompson is bound or by which Thompson or any of his assets are affected, or any Legal Requirement to which Thompson or any of his assets is subject, or (b) without limiting the foregoing, require any Consent.

      6.3 Brokerage. There are no claims for brokerage commissions, finders, fees or similar compensation in connection with the transactions contemplated by this Agreement or the Time Brokerage Agreement based on any arrangement or agreement made by or on behalf of Thompson.

      6.4 Foreign Person. Thompson is not a "foreign person" for purposes of the withholding requirements of Section 1445(a) of the Tax Code (or any corresponding provision of state, local or foreign Tax law).

      6.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending (or, to Thompson's or any Company's knowledge, threatened) against or affecting Thompson at law or in equity, or before or by any Governmental Entity, which would adversely affect Thompson's performance under this Agreement and the other agreements contemplated hereby to which Thompson is a party or the consummation of the transactions contemplated hereby or thereby.

      6.6 Shares. Thompson holds of record and owns beneficially all of the issued and outstanding shares of capital stock of MTC, as set forth on the attached Exhibit B, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and any state securities laws), claims, taxes, charges, encumbrances, pledges, security interests, options, warrants, rights, contracts, calls, commitments, equities, demands or other Liens (other than any such item arising under this Agreement). Thompson is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of MTC or CTBC (other than this Agreement), and Thompson is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of or the conduct of the business or affairs of MTC or CTBC.

      6.7 Disclosure. As they apply to Thompson or his properties, neither this Article VI, nor any of the schedules referred to herein, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                 ARTICLE VII

                       REPRESENTATIONS AND WARRANTIES
                       ------------------------------
                  AS TO OPTION HOLDERS AND MERGER COMPANIES
                  -----------------------------------------

      As a material inducement to MTC, CTBC and Thompson to enter into this Agreement and the other agreements which are being entered into by Thompson, MTC and/or CTBC with SBC and SBN on the date of this Agreement, SBC, in its capacities as the initial Merger Company and the initial Option Holder, hereby represents and warrants to MTC, CTBC and Thompson as set forth in this Article
VII. SBC, each Option Holder and each Merger Company agrees that, if the Closing occurs, then as of the time of the Closing each representation and warranty set forth in this Article VII will be deemed to have been remade by Buyer and the Merger Company (each as to itself and not as to any other Person) as of the time of the Closing as a material inducement to CTBC, MTC and Thompson to consummate the Closing Transactions.

      7.1 Authorization of Transaction. The representing Person has full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which such Person is a party and to perform its obligations hereunder and thereunder. No other proceedings or actions on the part of the representing Person are necessary to approve and authorize such Person's execution and delivery of this Agreement or any other agreement contemplated hereby to which such Person is a party or the performance of such Person's obligations hereunder or thereunder. This Agreement and each of the other agreements contemplated hereby to which such Person is a party constitutes a valid and binding obligation of such Person, enforceable against such Person in accordance with their terms, except as enforceability hereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

      7.2 Conflicts. As of the time of the Closing, except for the FCC Consents and the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Act, neither the execution and delivery by the representing Person of this Agreement and the other documents contemplated hereby to which such Person is a party, nor the consummation by such Person of the transactions contemplated hereby and thereby, do or will

            (i) conflict with, result in a breach of any of the provisions of,

            (ii)   constitute a default under,

            (iii)   result in the violation of,

            (iv) give any third party the right to terminate or to accelerate any obligation under,

            (v) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person pursuant to, or

            (vi) result in any Lien on the Purchase Price or the Merger Consideration (other than pursuant to this Agreement or the Escrow Agreement) under,

the certificate or incorporation or bylaws or similar organizational documents of the representing Person or under the provisions of any indenture, mortgage, lease, credit agreement or other agreement or instrument to which such Person is bound or by which it or any of its assets are affected, or any Legal Requirement to which such Person or any of its assets is subject.

      7.3 Litigation. There are no actions, suits, proceedings, orders or investigations pending (or, to the representing Person's knowledge, threatened) against or affecting such Person at law or in equity, or before or by any Governmental Entity, which would adversely affect such Person's performance under this Agreement and the other agreements contemplated hereby to which such Person is a party or the consummation of the transactions contemplated hereby or thereby.

      7.4 Brokerage. There are no claims for brokerage commissions, finders, fees or similar compensation in connection with the transactions contemplated by this Agreement or the Time Brokerage Agreement based on any arrangement or agreement made by or on behalf of the representing Person.

      7.5 Disclosure. As they apply to the representing Person, neither this Article VII, nor any of the schedules referred to herein, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                ARTICLE VIII

                     INDEMNIFICATION AND RELATED MATTERS
                     -----------------------------------

      8.1 Survival. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement will survive the execution and delivery of this Agreement, the Closing and the consummation of the Closing Transactions and will not be affected by any examination made for or on behalf of, or any notice to, any Party, the knowledge of any Party or any of their respective officers, directors, stockholders, employees, agents or other representatives, or the acceptance of any certificate or opinion. The survival of the representations and warranties of MTC and CTBC set forth in this Agreement will be limited to the period of two years after the Closing Date (the intention being merely that any claim as to any such representation or warranty must be asserted by Buyer or the Merger Company during the period of such survival); provided that the representations and warranties set forth in Section 5.3 and Section 5.10, including as any such representation or warranty set forth in Section 5.3 or Section 5.10 is deemed to be remade as of the time of the Closing as described in the first paragraph of Article V, will so survive until the expiration of the various statutes of limitations which are applicable the matters covered thereby.

      8.2   Indemnification.

      (a) By Thompson. Subject to the limitations set forth in this Section 8.2(a), after the Closing, Thompson will indemnify Buyer and the Merger Company and hold each of them harmless from and against any loss, liability, deficiency, damage or expense (including reasonable legal expenses and costs and including interest and penalties and any reasonable cost or expense arising from or incurred in connection with any action, suit, proceeding, claim or judgement relating to any matter described below, or in enforcing the indemnity provided by this Section 8.2) (a "Loss") which Buyer, the Merger Company or any Company may suffer, sustain or become subject to, as a result of:

            (i) any matter which constitutes a breach of any representation or warranty of MTC or CTBC set forth in this Agreement or the Initial Option Agreement (including any representation or warranty deemed to be remade by MTC or CTBC as of the time of the Closing pursuant to the first paragraph of Article V) or (if such breach occurred or occurs prior to the Closing) any covenant or agreement of MTC or CTBC set forth in this Agreement or the Initial Option Agreement;

            (ii) any matter which constitutes a breach of any representation, warranty, covenant or agreement of Thompson set forth this Agreement or the Initial Option Agreement (including any representation or warranty deemed to be remade by Thompson as of the time of the Closing pursuant to the first paragraph of Article VI) or any certificate delivered by Thompson to Buyer or the Merger Company with respect thereto in connection with the Closing or any Tax imposed on Thompson with respect to any Closing Transaction;

            (iii) any Tax (A) attributable to any Company or any Affiliated Group of which any Company has been a member, for all Pre-Adjustment Tax Periods or the portion of any Straddle Period ending on (and including) January 31, 1996; or (B) attributable to any Company for any Post-Adjustment Tax Period or the portion of any Straddle Period after the Adjustment Time, to the extent such Taxes relate to adjustments made by any Taxing authority to any Company's treatment of any Tax item for any Pre-Adjustment Tax Period or the portion of any Straddle Period ending on (and including) January 31, 1996, including adjustments made by any Taxing authority reducing any Company's depreciable basis for any assets or the amount of any Tax Benefit as of the Adjustment Time; or

            (iv) any litigation, investigation, proceeding, or other claim by any Governmental Entity or any Person, to the extent it arises from the business or operation of any Company or the Station prior to the Adjustment Time;

provided that Thompson's liability pursuant to this Section 8.2(a) will be subject to the following limitations:

                  (A) Thompson will not be liable for any Loss described in clause (i) or clause (iv) above unless and until the aggregate amount of all Losses described in clause (i) and clause (iv) above exceeds $100,000, in which event Thompson will be liable for all Losses described in clause (i) and clause (iv) above (and not only for Losses described in clause (i) and clause (iv) above to the extent that they exceed such $100,000 threshold),

                  (B) Thompson will not be liable for any Loss described in clause (i) above based upon any representation or warranty, unless Buyer or the Merger Company gives Thompson written notice asserting the misrepresentation or breach in question on or prior to (i) if such Loss is based upon any representation or warranty set forth in
            Section 5.3 or Section 5.10, including as any such representation or warranty is deemed to be remade as of the time of the Closing as described in the first paragraph of Article V, then the expiration of the statute of limitations applicable to the matter covered thereby, or (ii) in the case of any other such Loss, the second anniversary of the Closing Date,

                  (C) Thompson will not be liable for any Loss arising out of or relating to any misrepresentation or breach of warranty which arises solely by reason of Broker's activities with respect to the Station pursuant to the Time Brokerage Agreement, and

                  (D) Thompson will not be liable with respect to any Loss to the extent that the amount of such Loss was actually included as a First Prohibited Obligation or Second Prohibited Obligation reflected in either Adjustment Amount as finally determined in accordance with Section 2.4 or 2.5 or reflected in the Current Obligations.

To the extent of the funds available from the Indemnity Fund, Buyer and the Merger Company may seek payment from the Indemnity Fund of any amount which becomes payable to Buyer or the Merger Company pursuant to this Section 8.2(a).

      (b) By Buyer and the Merger Company. After the Closing, the Merger Company will indemnify Thompson and hold Thompson harmless from and against any Loss which Thompson may suffer, sustain or become subject to, as the result of

            (i) any matter which constitutes a breach of any representation, warranty, covenant or agreement of the Merger Company set forth in this Agreement or the Initial Option Agreement (including any representation or warranty deemed to be remade by the Merger Company as of the time of the Closing pursuant to the first paragraph of Article VII), or (if such breach occurs after the Closing) any covenant or agreement of MTC or CTBC set forth in this Agreement, or any covenant or agreement of the Merger Company set forth in this Agreement or the Initial Option Agreement; or

            (ii) any litigation, investigation, proceeding, or other claim by any Governmental Entity or any Person, to the extent it arises from or relates to the business or operation of MTC, CTBC or the Merger Company after the Closing and not arising out of or relating to any item described in clause (i), (ii), (iii) or (iv) of Section 8.2(a).

After the Closing, Buyer will indemnify Thompson and hold Thompson harmless from and against any Loss which Thompson may suffer, sustain or become subject to, as the result of

                  (A) any matter which constitutes a breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement or the Initial Option Agreement (including any representation or warranty deemed to be remade by Buyer as of the time of the Closing pursuant to the first paragraph of Article
            VII), or any covenant or agreement of Buyer set forth in this Agreement or the Initial Option Agreement; or

                  (B) any litigation, investigation, proceeding, or other claim by any Governmental Entity or any Person, to the extent it arises from or relates to the business or operation of Option Assets or Buyer after the Closing and not arising out of or relating to any item described in clause (i), (ii), (iii) or (iv) of Section 8.2(a).

      (c) Interest. Any amount which becomes payable to Buyer, the Merger Company or Thompson pursuant to this Section 8.2 with respect to any Loss will bear interest at the Interest Rate from the date upon which a written request for indemnification in respect of such Loss is given to the Person from whom payment is sought through and including the date upon which such amount and such interest are paid in full.

      8.3   Indemnification Procedures.

      (a) Notice of Claim. Any Party making a claim for indemnification under Section 8.2 (the "Indemnified Party") will notify the Party from whom indemnification is claimed (the "Indemnifying Party") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification. Such notice will describe the claim, the amount thereof (if known and quantifiable), and the basis thereof, in each case to the extent known to the Indemnified Party. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Section 8.2, except to the extent that such failure actually prejudices the Indemnifying Party.

      (b) Assumption of Defense. With respect to any third party claim which gives rise or is alleged to give rise to a claim for indemnity under
Section 8.2 and which involves only the payment of money damages to such third party, the Indemnifying Party, at its option (subject to the limitations set forth below), will be entitled to control the defense of such claim and to appoint a nationally recognized reputable counsel acceptable to the Indemnified Party to act as lead counsel of such defense. Prior to the Indemnifying Party assuming control of such defense, the Indemnifying Party must first (i) verify to the Indemnified Party in writing that the Indemnifying Party will be fully responsible (with no reservation of any rights) for all Losses relating to such claim and that it will provide full indemnification (whether or not otherwise required under Section 8.2) to the Indemnified Party with respect to all Losses relating to such action, and (ii) furnish the Indemnified Party with evidence which, in the Indemnified Party's reasonable judgment, establishes that the Indemnifying Party is and will be able to satisfy any such liability.

      (c) Limits of Assumption of Defense. An Indemnifying Party's rights pursuant to Section 8.3(b) will be subject to the following additional limitations:

            (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party (except that the fees and expenses of such separate counsel incurred prior to the date the Indemnifying Party effectively assumes control of such defense will be borne by the Indemnifying Party);

            (ii) the Indemnifying Party will not be entitled to assume control of such defense and will pay the fees and expenses of legal counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party reasonably concludes that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party, (C) the Indemnified Party reasonably believes that an adverse determination with respect to the action lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party's reputation or future business prospects (or, in the case of a claim by the Buyer, any Company's or the Station's reputation or business prospects), or (D) upon petition by the Indemnified Party, an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; and

            (iii) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

      (d)   Special Provisions Relating to Tax Claims.

            (i) Anything to the contrary in this Section 8.3 notwithstanding, Thompson will not, without first notifying the Merger Company promptly of such intention and obtaining the Merger Company's written consent thereto, compromise or settle any issue arising with respect to a Tax claim in a manner which could result in a Tax Benefit Reduction or otherwise affect the Tax liability of the Merger Company or any Company for any Straddle Period or Post-Adjustment Tax Period.

            (ii) Any indemnification payment required to be made hereunder with respect to Taxes will be paid promptly after the fact and amount of liability have been settled or, if later, the final determination by either the appropriate Tax authority or a court of competent jurisdiction (and, if such determination is potentially subject to further appeal, the time for such appeal has expired). The Indemnifying Party will be required to post appropriate security as necessary to protect the Indemnified Party from (A) the immediate imposition of a Lien that arises or attaches from nonpayment after assessment and demand of such amounts, or (B) seizures of assets.

            (iii) Notwithstanding Section 8.3(d)(ii), any indemnification payment which arises out of a Tax Benefit Reduction will be made promptly after the date upon which the Indemnified Party actually suffers a detriment from such Tax Benefit Reduction by making a payment of Taxes which otherwise would have been subject to offset by any Tax Benefit which would have been available absent the Tax Benefit Reduction. In calculating the Loss arising out of a Tax Benefit Reduction, the amount of Taxes (exclusive of interest, penalties or additions to tax) included in such Loss will be determined by multiplying the amount of the Tax Benefit Reduction by the highest marginal Tax rate applicable to the Indemnified Party for the Taxable period as to which the Tax Benefit Reduction causes a detriment to the Indemnified Party.

      8.4   Request for Payment; Dispute Resolution.

      (a) Initial Payment Request and Dispute. Any Party may assert a claim for payment of any Loss payable to it pursuant to Section 8.2 by delivering written notice (a "Payment Request") to the Party from who payment is sought (the "Requested Party") specifying a description and the amount of the Loss in question and the amount of the payment requested. The Requested Party may dispute its obligation to pay such amount by giving the Requesting Party notice to that effect on or prior to the 10th business day after such Payment Request is given, and the Requesting Party and the Requested Party will negotiate in good faith to resolve any such dispute. Any resolution of such dispute which is agreed to in writing by the Requesting Party and the Requested Party will be final and binding on them and any amount which is agreed by them will be due and payable on the date when each of them has executed such an agreement. The resolution of any dispute as to which the Requesting Party and the Requesting Party do not reach written agreement will be governed by the provisions of Sections 8.4(b) through 8.4(g) below. If the Requested Party does not so dispute its obligation to pay any requested amount, then such obligation will become final and binding on the Requested Party and the requested amount will be due and payable on the 10th business day after the Payment Request is given.

      (b) Arbitration Generally. The arbitration procedures described in this Section 8.4 will be the sole and exclusive method of resolving disputes regarding claims for indemnification pursuant to Section 8.2 ("Indemnification Disputes"); provided that nothing in this Section 8.4 will prohibit a party from instituting litigation to enforce any Final Arbitration Award. Except as otherwise provided in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time (the "AAA Rules"), the arbitration procedures described in this Section 8.4 and any Final Arbitration Award will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of New York from time to time.

      (c) Notice of Arbitration. If the Parties involved do not resolve any such asserted Indemnification Dispute as described in Section 8.4(a) during the 10 business days after dispute notice is given, then the Requesting Party or the Requested Party may commence arbitration pursuant to this Section 8.4 by giving each other party involved in such Indemnification Dispute a written notice to that effect (an "Arbitration Notice"), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.

      (d) Selection of Arbitrator. Those of Buyer, the Merger Company and Thompson who are involved in the dispute will attempt to select a single arbitrator by mutual agreement. If no such arbitrator is selected prior to the 10th business day after the related Arbitration Notice is given, then an arbitrator which is experienced in matters of the type which are the subject matter of the Indemnification Dispute will be selected in accordance with the AAA Rules.

      (e) Conduct of Arbitration. The arbitration will be conducted in New York, New York under the AAA Rules, as modified by any written agreement among the Parties involved in the dispute. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the "Final Arbitration Award") is made or rendered as soon as practicable, and the parties will use reasonable efforts to cause a Final Arbitration Award to occur within 90 days after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon Buyer, the Merger Company and Thompson, and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of any Party or to correct manifest clerical errors.

      (f) Enforcement. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Indemnification Dispute.

      (g) Expenses. A prevailing party in any arbitration proceeding described in this Section 8.4 will be entitled to recover from any non-prevailing party such prevailing party's reasonable attorneys fees and disbursements in addition to any damages or other remedies awarded to such prevailing party, and any non-prevailing party also will be required to pay all other costs and expenses associated with the arbitration; provided that
(1) if an arbitrator is unable to determine that a party is a prevailing party in any such arbitration proceeding, then such costs and expenses will be equitably allocated by such arbitrator upon the basis of the outcome of such arbitration proceeding, and (2) if such arbitrator is unable to allocate such costs and expenses in such a manner, then the costs and expenses of such arbitration will be paid one-half by Buyer and/or the Merger Company, collectively, and one-half by Thompson, and each Party will pay the out-of-pocket expenses incurred by it. As part of any Final Arbitration Award, the arbitrator may designate the prevailing party or parties for purposes of this
Section 8.4(g).

      (h) Date Due. Any amount (including any expenses described in section 8.4(g)) which is determined in any Final Arbitration Award to be payable by any Party will be due and payable on the business day after such Final Arbitration Award is rendered.

      8.5 Treatment of Indemnification Payments. Each of Buyer, the Merger Company and Thompson will treat all payments made pursuant to Section 8.2 (including all payments made to Buyer or the Merger Company out of the Indemnity Fund) as adjustments of the Purchase Price (if payable to or by Buyer) or the Merger Consideration (if payable to or by the Merger Company) for all purposes.


                                 ARTICLE IX

                            ADDITIONAL AGREEMENTS
                            ---------------------

      9.1 Transaction Structure. If requested by the Option Holder and/or the Merger Company prior to the Closing, each of MTC, CTBC and Thompson will (and MTC will cause each other Company to) alter the form of the transfer of the direct or indirect ownership of the Assets and the Station which is contemplated by this Agreement (including as a merger, a reorganization, or a sale of assets followed by a sale of capital stock of CTBC or MTC) in a manner which is proposed by the Option Holder and/or the Merger Company and which will not cause the Companies or Thompson to realize ordinary income or capital gains in an amount which (taking into account and applying in full all available Tax Benefits of the Companies and Thompson) will cause the Companies or Thompson to incur any additional Tax liability (i.e., any Tax liability in excess of that which would arise if the transactions were effectuated in the manner described in this Agreement) as to which the Option Holder and the Merger Company do not agree in writing to reimburse Thompson. Buyer and the Merger Company will indemnify and hold harmless Thompson from and against any such increased Tax liability or other cost or expense incurred by Thompson by reason of any such alteration in form of transaction.

      9.2 Press Releases and Announcement. Prior to the Closing, no press releases related to this Agreement, the Time Brokerage Agreement or any Closing Transaction will be issued or made without the mutual approval of Thompson, the Option Holder and the Merger Company, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosing Party will give Thompson, if the Buyer or the Merger Company is the disclosing Party, or Buyer and the Merger Company, if a Company or a Thompson is the disclosing Party, an opportunity to review and comment upon such disclosure before it is made). After the Closing, Thompson will not make any press release related to this Agreement, the Time Brokerage Agreement or any Closing Transaction without Buyer's and the Merger Company's consent.

      9.3 Further Transfers. Buyer, CTBC, MTC, the Merger Company and Thompson each will execute and deliver such further instruments of conveyance and transfer and take such additional actions as any of the other of them may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Option Assets, the Merger and the other transactions contemplated hereby.

      9.4   Specific Performance.

      (a) MTC, CTBC and Thompson acknowledge that MTC's and CTBC's businesses are unique, and recognize and affirm that in the event of a breach of this Agreement by MTC, CTBC or Thompson, money damages may be inadequate and the Option Holder and the Merger Company may have no adequate remedy at law. Accordingly, MTC, CTBC and Thompson agree that the Option Holder and the Merger Company will have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and MTC's, CTBC's and Thompson's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

      (b) The Option Holder and the Merger Company acknowledge that their respective obligations pursuant to Sections 4.5 and 4.6 are unique, and recognize and affirm that in the event of a breach of either such Section by the Option Holder or the Merger Company, money damages may be inadequate and Thompson, MTC and CTBC may have no adequate remedy at law. Accordingly, the Option Holder and the Merger Company agree that Thompson, MTC and CTBC may have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Option Holder's and the Merger Company's obligations under such Sections not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

      9.5 Expenses. Thompson, the Option Holder and the Merger Company will be responsible for all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with preparation, negotiation and execution of this Agreement and the Time Brokerage Agreement, the consummation of the Closing Transactions and the arrangements contemplated by the Time Brokerage Agreement and the preparation for the consummation of the Closing Transactions and such arrangements, and Thompson will be responsible for any such expenses incurred by any Company; provided that the Option Holder and the Merger Company, collectively, will pay one-half, and CTBC will pay one-half, of the filing fees required to be paid in connection with the applications and filings described in Sections 4.5 and 4.6. Thompson will be responsible for and will promptly pay all Taxes imposed on Thompson, any Company or any Asset by reason of any transaction contemplated by this Agreement.

      9.6   Non-Competition, Non-Solicitation and Confidentiality.

      (a) Non-Competition. In consideration of the making of the ABRY Loans and, after the Closing, the payment of the Purchase Price and the Merger Consideration, Thompson will not during the period beginning on the date of this Agreement and ending on the fifth anniversary of the Closing Date (the "Non-Compete Period"):

            (i) engage (whether as an owner, lender, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any form of the broadcast television ownership or operation business in the Nashville, Tennessee ADI (provided that neither involvement with MTC or CTBC as an officer, director, consultant, employee or otherwise to the extent not otherwise prohibited by this Agreement, nor ownership of less than 2% of the outstanding stock of any publicly-traded corporation with which Thompson has no other relationship, will be deemed to be a breach of this Section 9.6(a)); or

            (ii) directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is both engaged by MTC or CTBC as an employee or independent contractor on the date of this Agreement and engaged as an employee or independent contractor by MTC, CTBC, SBC or any Affiliate thereof, or by any other Person which may then own or operate the Station, at the time of such contact, approach or solicitation, or induce or attempt to induce any customer or other business relation of any Company with respect to the Station into any business relationship which might materially harm any Company with respect to the Station; provided that this clause (ii) will not prohibit Thompson from soliciting for employment any of Victoria Everly, Steven Glover, Jennifer Thompson Hefner, Mark Hefner, Bryan Thompson, and Loftus.

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.6(a) is invalid or unenforceable, then the Option Holder, the Merger Company and Thompson agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      (b) Confidentiality. Thompson will treat and hold as confidential all information concerning the business and affairs of any Company which is of a type that in accordance with the Companies, past practices has been treated as confidential or proprietary (the "Confidential Information"), refrain from using any Confidential Information except in connection with this Agreement or the conduct of the business of the Companies, and deliver promptly to MTC, CTBC, the Option Holder or the Merger Company or destroy, at the request and option of MTC, CTBC, the Option Holder or the Merger Company, all tangible embodiments (and all copies) of the Confidential Information which are in such Thompson's possession or under Thompson's control. If Thompson is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Thompson will notify the Option Holder and the Merger Company promptly of the request or requirement so that a Company, the Option Holder or the Merger Company may seek an appropriate protective order or waive compliance with the provisions of this Section 9.6(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Thompson is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then Thompson may disclose the Confidential Information to the tribunal; provided that Thompson will use his commercially reasonable efforts to obtain, at the request of a Company, the Option Holder or the Merger Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential information required to be disclosed as a Company, the Option Holder or the Merger Company may designate.

      (c) Remedy for Breach. Thompson acknowledges and agrees that in the event of a breach by Thompson of any of the provisions of this Section 9.6, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, each Company, the Option Holder, the Merger Company and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

      9.7   Tax Matters.

      (a) Responsibility Generally. Except to the extent that such Taxes are reflected as current liabilities in the computation of the Current Obligations, Thompson will be responsible for the payment of all Taxes of any Company with respect to any Pre-Adjustment Tax Period and the portion of any Straddle Period ending on (and including) January 31, 1996. The Companies will be responsible for the payment of all Taxes of the Companies with respect to any Post-Adjustment Tax Period and the portion of any Straddle Period beginning after January 31, 1996.

      (b) Determination of Certain Taxes. The Tax liabilities for each Straddle Period will be determined by closing the books and records of the Companies as of the Adjustment Time, and by treating the portion of the Straddle Period ending on (and including) January 31, 1996 and the portion of the Straddle Period beginning after January 31, 1996 as if they were separate Tax periods.

      (c) Preparation of Returns. The Companies will be responsible for preparing and filing on their own behalf all Tax Returns for any Pre-Adjustment Tax Period as to which Tax Returns have not been filed on or prior to the date of this Agreement and for all Straddle Periods and Post-Adjustment Tax Periods; provided that all such returns will be subject to review and approval (which approval will not be unreasonably withheld or delayed) by the Merger Company prior to their filing. With respect to all such Tax Returns for Pre-Adjustment Tax Periods and Straddle Periods, the Companies, except to the extent required or permitted by applicable law, will prepare such Tax Return in all respects, and make all elections, in a manner consistent with the Tax Returns filed for antecedent Taxable periods. The Companies will be entitled to any Tax credits or refunds allowable to the Companies with respect to any Post-Adjustment Tax Period or Straddle Period, including Tax credits or refunds (1) arising out of the utilization of any Tax Benefit, or (2) attributable to the carryback of NOLs or other Tax Benefits from any Post-Adjustment Tax Period to any Straddle Period.

      (d) Cooperation. Thompson, MTC, CTBC, Buyer and the Merger Company will (and MTC will cause the other Companies to) provide each other with such assistance, cooperation, and information as any of them may reasonably request in connection with (i) preparation of any Tax Return of any Company or with respect to any Company's operations, (ii) determining any Taxes or right to a refund of Taxes of any Company or with respect to any Company's operations,
(iii) responding to any audit or other examination by any Taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and (iv) defending or prosecuting any action or proceedings in respect of Taxes assessed or proposed to be assessed against any Company or with respect to any Company's operations. Thompson, MTC, CTBC, Buyer and the Merger Company each will (and MTC will cause the other Companies to) retain until the expiration of any relevant statutes of limitations (and, to the extent notified thereof, any extension thereof) and provide each other, at all reasonable times, with any work papers, records or other information which may be relevant to any of the matters listed in the preceding sentence. A party requesting assistance or documentation hereunder will reimburse the party or parties providing such assistance or documentation for reasonable expenses incurred therein.

      9.8 Certain Employment Matters. Notwithstanding Section 4.2(h), until the Closing, CTBC will pay on behalf of Thompson all premiums becoming due in order to maintain medical coverage for Thompson of the type in effect on the date of this Agreement (or, if such coverage in unavailable, then such similar coverage as CTBC is able to procure).


                                  ARTICLE X

                                MISCELLANEOUS
                                -------------

      10.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver (a) will be binding upon MTC or CTBC prior to the Closing only if such amendment or waiver is set forth in a writing executed by MTC or Thompson, (b) will be binding upon MTC or CTBC after the Closing only if such amendment or waiver is set forth in a writing executed by the Merger Company, (c) will be binding upon Thompson only if such amendment or waiver is set forth in a writing executed by Thompson, (d) will be binding upon any Option Holder only if such amendment or waiver is set forth in a writing executed by any Option Holder or the Broker, and (e) will be binding upon any Merger Company only if such amendment or waiver is set forth in a writing executed by any Merger Company or the Broker. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. Any amendment or waiver entered into by any Option Holder in such capacity will be binding on all subsequent Option Holders and Buyer, and any amendment or wavier entered into by Person which at the time is the Merger Company in such capacity will be binding on all subsequent Persons who may be the Merger Company at any time. SBC will be responsible for any breach of this Agreement by any such assignee.

      10.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service. Notices, demands and communications to any Party will, unless another address is specified in writing, be sent to the address indicated below:

      to MTC or CTBC (prior to the Closing) or Thompson:

          c/o M.T. Communications, Inc.
          300 Peabody Street
          Nashville, TN 37210
          Attention:    Michael P. Thompson
                        Daniel R. Loftus

       to MTC or CTBC (after the Closing), SBC, the Option Holder or the Merger Company:

          Sullivan Broadcasting Company, Inc.
          4431 Dyke Bennett Road
          Franklin, TN 37064
          Attention:    J. Daniel Sullivan

          with a copy (which will not constitute notice) to:

          Sullivan Broadcasting Company, Inc.
          18 Newbury Street
          Boston, MA  02116
          Attention:    Royce Yudkoff
                        David Pulido

or to such other address and/or to the attention of such other individual, and with such other copy or copies, as the recipient may have designated by written notice to the sending Person.

      10.3   Binding Agreement; Assignment.

      (a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by MTC, CTBC, or Thompson without the prior written consent of the Option Holder and the Merger Company. No consent or approval of MTC, CTBC or Thompson will be required for the assignment by SBC, or any of its direct or indirect assignees, of the Option or any other right under this Agreement, including SBC's right to be or to designate the Merger Company.

      (b) No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

      10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

      10.5 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

      10.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to, limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

      10.7 Entire Agreement. The provisions of the Initial Option Agreement will be superseded upon the execution and delivery of this Agreement; provided that the execution and delivery of this Agreement will not terminate, nullify or limit the liability of any Person for any misrepresentation or breach of any warranty, covenant or agreement set forth in the Initial Option Agreement. The execution and delivery of this Agreement will have no effect on the ABRY Loan Documents. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any other prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

      10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

      10.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

      10.10 Parties in Interest. Except as contemplated by Section 2.3(c), nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

      10.11 Generally Accepted Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, including the calculation of any amount relating to the determination of the Current Obligations and the Adjustment Amounts, such determination or calculation (unless otherwise provided) will be made in accordance with GAAP, except that if because of a change in GAAP any Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation will continue to be made in accordance with MTC's and CTBC's previous accounting methods and policies.

      10.12 WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

      10.13   Other Definitional Provisions.

      (a) The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Exhibit and Schedule references contained in this Agreement are references to Sections, clauses, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified.

      (b) Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

      (c) As used in this Agreement, the terms "knowledge" or "aware" will mean and include (i) the actual knowledge or awareness of the Person in question (which will include the actual knowledge and awareness of the officers and directors of such Person and all persons controlling such Person) and, in the case of MTC or CTBC, the actual knowledge or awareness of each of Thompson and Loftus, and (ii) the knowledge or awareness which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question. The "knowledge" of the Companies will include the knowledge of each Company.

      (d) Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to, or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

      (e) Each reference in this Agreement to any Legal Requirement will be deemed to include such Legal Requirement as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement.

      10.14 Termination. This Agreement will terminate without any action by any Person immediately after the Expiration Time unless either (i) the Closing occurs prior to the Expiration Time, or (ii) any Exercise Notice is given prior to the Expiration Time and is not withdrawn prior to the Expiration Time. This Agreement will terminate upon any withdrawal of any exercise of the Option pursuant to Section 1.4 if such withdrawal occurs on or after the Expiration Time. Thompson may terminate this Agreement by giving written notice to that effect to the Option Holder and the Merger Company at any time after June 30, 1999 if the Closing has not occurred at the time such notice is given and neither Thompson nor any Company is in breach or default in any material respect of any of its obligations under this Agreement. The Option Holder and the Merger Company may terminate this Agreement at any time prior to the Closing by giving written notice to that effect to Thompson. No termination of this Agreement will relieve any Party from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement which occurs prior to such termination (which representations and warranties will survive for a period of two years after such termination).

      10.15 CONSENT TO JURISDICTION. THE PARTIES AGREE THAT NONEXCLUSIVE JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT OR RELATING TO THIS AGREEMENT WILL PROPERLY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN ANY SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. EACH PARTY FURTHER AGREES THAT DELIVERY IN ACCORDANCE WITH SECTION 10.2 OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST SUCH PARTY, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

                             *     *     *     *


      IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Option Agreement as of the date first written above.

                                       SULLIVAN BROADCASTING COMPANY, INC.

                                       By:    /s/ Derrick Pulido
                                           --------------------------

                                       Its:   Exec. V.P.
                                           --------------------------

                                       M. T. COMMUNICATIONS, INC.

                                       By:  /s/ Michael P. Thompson
                                           --------------------------

                                       Its: Pres.
                                           --------------------------

                                       CENTRAL TENNESSEE BROADCASTING
                                       CORPORATION

                                       By:  /s/ Daniel R. Loftus
                                           --------------------------

                                       Its: President
                                           --------------------------



                                            /s/ Michael P. Thompson
                                           --------------------------
                                       Michael P. Thompson

                                       As to Section 2.3(c) only:


                                            /s/ Daniel R. Loftus
                                           --------------------------
                                       Daniel R. Loftus


                                                                      Exhibit A
                                                                      ---------

                                DEFINED TERMS
                                -------------

      As used in the Amended and Restated Option Agreement to which this Exhibit A is attached, the following terms will have the following respective meanings:

      "ABRY Loan Documents" means the "Credit Documents" referred to in the ABRY Credit Agreement.

      "Act III Acquisition" means the acquisition of substantially all of the outstanding common stock of Act III Broadcasting, Inc., a Delaware corporation, by SBC (then known as "A--3 Acquisition, Inc."), which acquisition was consummated on January 4, 1996.

      "Adjustment Amount" means the First Adjustment Amount or the Second Adjustment Amount.

      "Adjustment Time" means 12:01 a.m., Nashville, Tennessee, time, on February 1, 1996.

      "Adjustment Time Receivables" means the accounts receivable of CTBC as of the Adjustment Time.

      "Affiliated Group" means an affiliated group of corporations as defined in Section 1504(a) of the Tax Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

      "Assets" at any time means the assets, rights and properties, whether owned, leased or licensed, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Station or any Company at such time.

      "Communications Act" means the Communications Act of 1934, as in effect from time to time.

      "Consent" means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of this Agreement or the Time Brokerage Agreement, the consummation of the arrangements contemplated by the Time Brokerage Agreement, the consummation of any Closing Transaction, or the conduct of the business of any Company or holding or utilization of any Asset hereafter or thereafter, whether such requirement arises pursuant to any Legal Requirement, Contract or otherwise, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract.

      "Company FCC Authorizations" means all FCC Authorizations issued to or held by the Companies.

      "Contract" means any oral or written agreement, instrument, document, lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof) to which any Company is a party or by which any Company is bound or to which any Company or any Asset is subject or which pertains to the business or properties of any Company or the Station.

      "Current Obligations" means the aggregate amount of the following items (without duplication):

            (a) all liabilities of any Company for any expense of any type described in Section 10.5 of the Initial Option Agreement or Section 9.5 of this Agreement, or for any expense of any Company in connection with the performance of MTC's, CTBC's or Thompson's obligations under this Agreement (other than any item which this Agreement specifies is to be at Buyer's, the Option Holder's or the Merger Company's expense) (collectively, "Transaction Expenses"), which either (i) were incurred prior to the Adjustment Time and were not paid prior to the Adjustment Time or (ii) were incurred after the Adjustment Time, whether or not paid on, after or prior to the date of this Agreement and which are not of a type which is described on Exhibit D to the Time Brokerage Agreement;

            (b) all Film Obligations which first became payable prior to the Adjustment Time (without regard to any postponement entered into after the Adjustment Time of the due date of any amount payable thereunder) and which were not paid prior to the Adjustment Time;

            (c) all Make-Good Obligations of the Companies which the Broker or CTBC satisfies or has satisfied since the Adjustment Time; and

            (d) all liabilities of the Companies, determined in accordance with GAAP on a consolidated basis, as of the Adjustment Time, excluding all Transaction Expenses, all Film Obligations, all Make-Good Obligations, the principal amount of and unpaid accrued interest on the ABRY Loans (the amount of which unpaid accrued interest was $443,395 as of the Adjustment Time), and any amount payable pursuant to the release attached hereto as Exhibit H, if paid by any Company.

For purposes of this Agreement and the Time Brokerage Agreement, the amount of the Current Obligations will be determined without regard to any compromise or settlement which may be effected after the date of this Agreement as contemplated by subparagraph 5.D of the Time Brokerage Agreement.

      "Double-Run Program" means any telecast of any episode of any programming title specified below to the extent episodes of such programming were telecast on the Station on more than six occasions during any week after June 30, 1995 and on or prior to the date of this Agreement (whether or not the same episode of such programming is telecast on the Station on more than one occasion during any such day):

      Baywatch
      Blossom
      Fresh Prince of BelAir (other than from June 30, 1995 through the end of the 1995-96 television season)
      Heat of the Night

      "Environmental and Safety Requirements" means all Legal Requirements, and all obligations under any Contract, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or electromagnetic radiation.

      "Environmental Lien" means any Lien, either recorded or unrecorded, in favor of any Governmental Entity and relating to any liability arising under Environmental and Safety Requirements.

      "Escrow Agent" has the meaning which the Escrow Agreement assigns to that term.

      "Escrow Agreement" means the Escrow Agreement to be entered into among Buyer, the Merger Company, Thompson and First National Bank of Chicago or another institution which is reasonably acceptable to Buyer, the Merger Company and Thompson (as Escrow Agent), to be dated as of the Closing Date, substantially in the form of Exhibit F attached to this Agreement, as such Escrow Agreement is in effect from time to time.

      "Excludable Contract" means any Contract entered into in the Ordinary Course of Business with a Person who is unrelated to any Company or any Insider and:

            (a) under which the Companies have (and under which, as of the Adjustment Time, the Companies had) only monetary obligations which in the aggregate do not exceed $10,000; or

            (b) which is a Time Sales Contract which provides solely for the sale of advertising time for cash;

in each case, so long as the termination of such Contract (either alone or together with the all other similar or related Contracts) could not have a Material Adverse Effect.

      "FCC" means the Federal Communications Commission or any successor thereto.

      "FCC Approval Date" means the first day upon which each FCC Consent is effective.

      "FCC Authorization" means any license or authorization issued by the FCC, together with all applications therefor, all renewals, extensions and modifications thereof and all additions thereto.

      "FCC Consents" means all Consents of the FCC.

      "FCC Regulations" means all published regulations and policies promulgated by the FCC, under the Communications Act or otherwise, as in effect from time to time.

      "Film Obligations" means all payment obligations of any Company under any Program Contract.

      "Final Approval Date" means the first date upon which each FCC Consent relating to the Closing Transactions is effective and is a Final Order.

      A "Final Order" means any FCC Consent (a) which has not been reversed, stayed, set aside, enjoined, annulled or suspended (whether under Section 402 or 405 of the Communications Act or otherwise) and (b) as to which (i) no request has been filed for administrative or judicial review, reconsideration, appeal, certiorari or stay and the time for filing any such request and for the FCC to review such FCC Consent on its own motion has expired, or (ii) if such a review, reconsideration or appeal has occurred, such review, reconsideration or appeal has been denied and the time for further review, reconsideration or appeal has expired.

      "First Adjustment Amount" means the sum of:

            (a) (i) the amount (if any) by which the Current Obligations exceeds $491,944, (ii) reduced by the amount of the proceeds of the collections of the Adjustment Time Receivables which are retained by the Broker pursuant to subparagraph 5.C(v)(b) of the Time Brokerage Agreement;

            (b) the amount (if any) by which (i) the amount of the proceeds from the collections of the Adjustment Time Receivables which are retained by the Broker pursuant to subparagraph 5.C(v)(c) of the Time Brokerage Agreement, is less than (ii) $342,669;


            (c) if the aggregate amount of all First Prohibited Obligations exceeds $100,000, then further decreased by each of the following:

                  (1) 200% of the aggregate amount of all First Prohibited Debt Obligations incurred after the Adjustment Time and on or prior to the date of this Agreement (whether or not paid) or incurred prior to the Adjustment Time and not paid in cash prior to the Adjustment Time;

                  (2) the aggregate amount of all payments made prior to the Adjustment Time in respect of First Prohibited Debt Obligations and during the existence of any Default or Event of Default (as those capitalized terms are defined in the ABRY Credit Agreement);

                  (3) 200% of the aggregate amount of all First Prohibited Trade Obligations incurred after the Adjustment Time and on or prior to the date of this Agreement (whether or not performed) or incurred prior to the Adjustment Time and not performed prior to the Adjustment Time;

                  (4) 200% of the aggregate amount of all First Prohibited Film Obligations (whether the underlying Film Contract was entered into prior to or after the Adjustment Time) which were neither paid in cash prior to the Adjustment Time nor reflected in the Current Obligations;

                  (5) the aggregate amount of all First Prohibited Film Obligations which are reflected in the Current Obligations;

                  (6) the aggregate amount of all First Prohibited Other Obligations which are reflected in the Current Obligations; and

                  (7) 200% of the aggregate amount of all First Prohibited Other Obligations (whether incurred prior to or after the Adjustment Time) which were neither paid in cash prior to the Adjustment Time nor reflected in the Current Obligations.

The First Adjustment Amount may be less than $0. The Parties intend that the amount of the First Adjustment Amount reflect 200% of the amount of certain First Prohibited Debt Obligations, First Prohibited Trade Obligations, First Prohibited Film Obligations and First Prohibited Other Obligations. Therefore, such amounts may be reflected in two or more of clauses (a), (b) and (c)(1) through (c)(7) above and/or in the Current Obligations.

      "First Prohibited Debt Obligations" means all Indebtedness of any Company (other than the ABRY Loans, the Studio Deposit, the New Thompson Loan and the TBON Borrowing) which, without duplication,

            (a) was outstanding on June 30, 1995 and which was not described on Exhibit I to the Initial Option Agreement,

            (b) was incurred by any Company on or after June 30, 1995 and prior to the date of this Agreement in violation of Section 4.2 of the Initial Option Agreement,

in each case, together with all interest, premium, penalties and other charges associated therewith, and in either case whether or not paid prior to the date of this Agreement; provided that the following will not constitute First Prohibited Debt Obligations: a Company's obligation to repay any bona fide advance of funds to such Company by Thompson prior to the Adjustment Time, or reasonable interest thereon, any "Refinanced Indebtedness" referred to in the Initial Option Agreement, or any Indebtedness described on Exhibit G to this Agreement.

      "First Prohibited Film Obligations" means all obligations (including the value of all time to be provided in barter, based on the average spot price for the time period in question) which were payable by any Company on June 30, 1995 or which have become or will become payable by any Company at any time (including after the date of this Agreement) pursuant to any Program Contract

            (a) which any Company entered into on or prior to June 30, 1995 and which was not described on Schedule 5.10 to the Initial Option Agreement or

            (b) which any Company entered into in violation of Section 4.2 of the Initial Option Agreement,

in either case whether or not paid prior to the Adjustment Time; provided that no obligation arising under any Program Contract which is described on
Schedule 5.10 to this Agreement will constitute a First Prohibited Film Obligation.

      "First Prohibited Obligations" means all First Prohibited Debt Obligations, First Prohibited Film Obligations, First Prohibited Other Obligations and First Prohibited Trade Obligations.

      "First Prohibited Other Obligations" means all payments, liabilities and obligations of any Company

            (a) which were required to be identified, but which were not identified, on Schedule 5.7 to the Initial Option Agreement as of June 30, 1995 or

            (b) the incurrence or payment of which constitutes a misrepresentation or breach of warranty set forth in Section 5.7(b) of this Agreement (other than any First Prohibited Debt Obligation, First Prohibited Film Obligation or First Prohibited Trade Obligation),

in each case whether or not paid or satisfied prior to the date of this Agreement, and the cost of all Double-Run Programming (the "cost" of any programming for purposes of this paragraph being determined on a straight-line, per-episode or per-run basis, as applied to the Film Obligations paid or payable pursuant to the applicable Program Contract); provided that no obligation described on Schedule 5.7 to this Agreement will constitute a First Prohibited Other Obligation.

      "First Prohibited Trade Obligations" means Trade-Out Payables existing as of June 30, 1995 and not disclosed on Exhibit B to the Initial Option Agreement, and all Trade-Out Payables incurred after June 16, 1995 and prior to the date of this Agreement, whether or not discharged prior to the date of this Agreement; provided that no Trade-Out Payable incurred pursuant to any Trade arrangement described on Schedule 5.7 to this Agreement will constitute a First Prohibited Trade Obligation.

      "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as in effect from time to time.

      "Holdback Amount" means $4,000,000; provided that, if the First Adjustment Amount is finally determined in accordance with Section 2.4 prior to the Closing, then the "Holdback Amount" will be $4,000,000 reduced by the lesser of (a) the First Adjustment Amount and (b) $500,000.

      "Indebtedness" means without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due) (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets (other than any Lien arising by operation of law) and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA. Film Obligations will not constitute "Indebtedness."

      "Indemnity Fund" has the meaning which the Escrow Agreement assigns to that term.

      "Insider" means any stockholder of any Company, any officer or director of any Company, any affiliate or relative of any of the foregoing Persons, or any Person in which any of the foregoing Persons directly or indirectly owns any material beneficial interest.

      "Interest Rate" means 18% per annum (or, if lower, the highest rate permissible under applicable law).

      "Legal Requirements" means the Communications Act, the FCC Regulations, and all other federal, state and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

      "Lien" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement or other encumbrance of any kind or nature whatsoever (including any conditional sale of other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

      "Make-Good Obligations" means all obligations of any Company to provide advertising time or pay money after the date of this Agreement in respect of:

            (1) any advertising time telecast on or prior to the date of this Agreement as to which any minimum ratings requirement specified by the purchaser of such time and agreed to by a Company was not satisfied, or

            (2) any payment received on or prior to the date of this Agreement, or any account receivable as of the date of this Agreement, in respect of advertising time which was scheduled to be telecast on or prior to the date of this Agreement but which was not actually telecast in accordance with all applicable contractual requirements on or prior to the date of this Agreement.

      "Market Cable System" means any cable television system located within the Station's market, as defined in Section 76.55(e) of the FCC Regulations.

      "Material Adverse Effect" means an adverse effect on the any of the business, financial condition, operating results, earnings, assets, customer, supplier, employee or independent contractor relations or business prospects of the Companies, taken as a whole.

      "Ordinary Course of Business" means the ordinary course of the conduct of business by MTC and CTBC, substantially consistent with their respective past practices and, as to any time after the date of this Agreement, as modified in the manner contemplated by the Time Brokerage Agreement.

      "Parties" means the Option Holder, the Merger Company, MTC, CTBC and Thompson.

      "Permitted Liens" means (i) Liens arising by operation of law and securing the payment of Taxes which are not yet due and payable; (ii) with respect to any property leased by any Company as lessee, the interest of the lessor in such property; and (iii) easements, rights-of-way, reservations of rights, conditions or covenants, zoning, building or similar restrictions or other restrictions or encumbrances that do not, individually or in the aggregate materially interfere with the use of the affected property in the operation of the Station as currently conducted or as presently proposed to be conducted; (iv) restrictions on transfer imposed under state or federal securities laws or pursuant to the Communications Act or the FCC Regulations); and (v) Liens arising under the TBON Documents.

      "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

      "Post-Adjustment Tax Period" means any Tax period beginning on or after February 1, 1996.

      "Pre-Adjustment Tax Period" means any Tax period ending before February 1, 1996.

      "Program Contract" means all program licenses and other Contracts under which any Company is authorized to broadcast film product or programs on the Station.

      "Proprietary Rights" means all of the following items owned by, issued to or licensed to, any Company, along with all income, royalties, damages and payments due or payable at the Adjustment Time or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, copyrights, registered or unregistered and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including data, databases and related documentation); other proprietary rights; licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including the items set forth on Schedule 5.12.

      "Second Adjustment Amount" means (a) 200% of the aggregate amount of all Second Prohibited Obligations, whether or not paid or satisfied at the time of the Closing, reduced (but not below zero) by (b) the excess (if any) of $100,000 over the aggregate amount of all First Prohibited Obligations.

      "Second Prohibited Debt Obligations" means all Indebtedness of any Company (other than the ABRY Loan, the Studio Deposit, the New Thompson Loan and the TBON Borrowing) which, without duplication,

            (a) is outstanding on the date of this Agreement and which is not described on Exhibit G to this Agreement,

            (b) is incurred by any Company on or after the date of this Agreement and prior to the Closing in violation of Section 4.2 of this Agreement,

in each case, together with all interest, premium, penalties and other charges associated therewith, and in each case whether or not paid prior to the Closing.

      "Second Prohibited Film Obligations" means all obligations (including the value of all time to be provided in barter, based on the average spot price for the time period in question) which become or will become payable by any Company at any time (including after the Closing) pursuant to any Program Contract which any Company enters into in violation of Section 4.2 of this Agreement, in each case whether or not paid prior to the Closing.

      "Second Prohibited Obligations" means all Second Prohibited Debt Obligations, Second Prohibited Film Obligations and Second Prohibited Other Obligations.

      "Second Prohibited Other Obligations" means all liabilities and obligations of any Company

            (a) which are required to be identified, but which are not identified, on Schedule 5.7 to this Agreement or

            (b)   which are incurred by any Company in violation of Section
      4.2 of this Agreement (other than any Second Prohibited Debt Obligation or Second Prohibited Film Obligation),

in each case whether or not paid prior to the Closing.

      "Straddle Period" means any Taxable period beginning before and on or ending after February 1, 1996.

      With respect to any Person, a "subsidiary" means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or a majority economic interest, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or indirect subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons will be allocated a majority of partnership, company, association or, other business entity gains or losses or will be or control the managing director or general partner of such partnership, company, association or other business entity. The capitalized term "Subsidiary" means any subsidiary of MTC.

      "Supplemental ABRY Loan" means the "Third Draw" referred to in the ABRY Credit Agreement.

      "Tax" (and, with correlative meaning, "Taxes", "Taxable" and "Taxing") means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Tax Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability of any corporation for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included in any Tax Return relating thereto); and (C) liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

      "Tax Code" means the Internal Revenue Code of 1986, as amended (including, where applicable, the Internal Revenue Code Of 1954, as amended).

      "Tax Benefit" means any of (1) any net operating loss as defined in Tax Code Section 172 ("NOL") or any net capital loss which may arise during all Post-Adjustment Tax Periods, (2) any passive activity losses, investment tax credits, passive activity credits, foreign tax credits, or similar Tax benefits available Lo any Company for any Tax period, and (3) MTC's and each Subsidiary's depreciable Tax basis in any of its assets as of the Adjustment Time.

      "Tax Benefit Reduction" means any reduction in the amount of any Tax Benefit, other than any reduction relating Lo utilization of a Tax Benefit by any Company in a Post-Adjustment Tax Period or the portion of a Straddle Period beginning after the Adjustment Time.

      "Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Person or the administration of any Legal Requirement relating to any Taxes.

      "Time Sale Contracts" means all orders, agreements and other Contracts for the sale of advertising time (including socalled infomercials) on the Station; provided that any so-called barter Program Contract will be deemed to constitute a "Program Contract," and not a "Time Sale Contract," for purposes of this Agreement.

      "Tower Site" means the premises owned by CTBC located at old Brick Church Pike, Nashville, Tennessee.

      "Trades" mean all trade, barter or similar arrangements for the sale of advertising time other than for cash on the Station; provided that any so-called barter Program Contract will be deemed to constitute a "Program Contract," and not a "Trade," for purposes of this Agreement.

      "Trade-Out Payables" means all obligations of any Company to provide advertising time arising under any Trade, whenever made.

      "Treasury Regulations" means the regulations promulgated by the Internal Revenue Service under the Tax Code, as in effect from time to time.